Exhibit 10.44

EXECUTION COPY

ASSET CONTRIBUTION AGREEMENT

by and among

SFX ENTERTAINMENT, INC.

SFX-TOTEM OPERATING PTY LTD,

TOTEM ONELOVE GROUP PTY LTD,

TOTEM INDUSTRIES PTY LTD,

ARTISTS ALLIANCE AUSTRALASIA PTY LTD (IN ITS CAPACITY AS TRUSTEE OF THE F COTELA FAMILY TRUST),

BEGGARS CANYON INVESTMENTS PTY LTD (IN ITS CAPACITY AS TRUSTEE OF THE SKYWALKER FAMILY TRUST),

DEYSON PTY LTD (IN ITS CAPACITY AS TRUSTEE OF THE DEYSON TRUST),

SELLMARK INTERNATIONAL PTY LTD (IN ITS CAPACITY AS TRUSTEE OF THE ROBOT SAMBA TRUST),

PETER JOHN RAFTOPOULOS (IN HIS CAPACITY AS TRUSTEE OF THE RAFF FAMILY TRUST),

FRANCESCO COTELA (IN HIS PERSONAL CAPACITY),

SIMON GREGORY COYLE (IN HIS PERSONAL CAPACITY),

DROR EREZ (IN HIS PERSONAL CAPACITY),

RICHARD MARK MCNEILL (IN HIS PERSONAL CAPACITY),

and

PETER JOHN RAFTOPOULOS (IN HIS PERSONAL CAPACITY)

dated as of May 15, 2013

i

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES		32

4.1	Corporate Existence and Power	32
4.2	Capital Structure	33
4.3	Authorization	33
4.4	Governmental Authorization, Other Consents	33
4.5	Litigation	33
4.6	Non-Contravention	33
4.7	Restrictions on Business Activities	34
4.8	Taxes	34
4.9	Employee Benefit Plans	34
4.10	Labor Matters	34
4.11	Compliance With Laws	34
4.12	Issuance of Parent Common Stock	34
4.13	No Other Representations and Warranties	35

ARTICLE 5 COVENANTS OF THE PARTIES		35

5.1	Further Assurances	35
5.2	Certain Filings	35
5.3	Public Announcements; Confidentiality	35
5.4	Offer of Employment	36
5.5	Assignment of Contracts and Claims	37
5.6	Third Party Notification	37
5.7	Non-Solicitation	37
5.8	Non-Competition	38
5.9	Business Examinations and Physical Investigations of Transferred Assets	39
5.10	Required Consents	40
5.11	Conduct of the Business	40
5.12	No Solicitation or Negotiation	42
5.13	Satisfaction of Obligations to Creditors	42
5.14	Access to Information	43
5.15	Parent SEC Documents	43
5.16	Australian GST	44
5.17	Dissolution of Transferors	45
5.18	Registration Statement	45

ARTICLE 6 CONDITIONS TO THE ACQUIRING PARTIES’ OBLIGATIONS		46

6.1	Representations, Warranties and Covenants	46
6.2	Governmental Authorizations; Regulatory Compliance	46
6.3	Required Consents	46
6.4	No Injunction, etc.	46
6.5	Transaction Documents	46
6.6	Employment Agreement	47
6.7	Designated Employees	47
6.8	Audited Financial Statements	47

6.9	Absence of Liens	47
6.10	No Material Adverse Effect	47

ARTICLE 7 CONDITIONS TO THE TRANSFEROR PARTIES’ OBLIGATIONS		47

7.1	Representations, Warranties and Covenants	47
7.2	No Injunction, etc.	47
7.3	Transaction Documents	48

ARTICLE 8 CLOSING		48

8.1	Closing	48
8.2	Closing Deliveries	48

ARTICLE 9 INDEMNIFICATION		49

9.1	Transferor Parties’ Agreement to Indemnify	49
9.2	Acquiring Parties’ Agreement to Indemnify	49
9.3	Limitations on Duties to Indemnify	50
9.4	Survival of Representations, Warranties and Covenants	50
9.5	Claims for Indemnification	51
9.6	Defense of Claims	52
9.7	Nature of Payments	52
9.8	Exclusive Remedy	52
9.9	Acquiring Parties’ Right of Offset	53
9.10	Miscellaneous Indemnity Provisions	53
9.11	Property Taxes	53

ARTICLE 10 TERMINATION		54

10.1	Termination Prior to Closing	54
10.2	Effect of Termination	54
10.3	Failure to Close by September 30, 2013	54

ARTICLE 11 MISCELLANEOUS		55

11.1	Notices	55
11.2	Amendments; No Waivers	56
11.3	Expenses	56
11.4	Successors and Assigns	56
11.5	Governing Law	56
11.6	Consent to Jurisdiction; Venue; Service of Process	56
11.7	Counterparts; Effectiveness	57
11.8	Entire Agreement	57
11.9	Titles and Headings; Construction	57
11.10	Severability	57
11.11	No Third Party Beneficiaries	57
11.12	Specific Performance	58

EXHIBITS

A	Assignment and Assumption Agreement

B	Employment Agreement

C	Lockup Agreement

ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (this “Agreement”) is dated as of May 15, 2013, by and among SFX ENTERTAINMENT, INC., a Delaware corporation (“Parent”), SFX-TOTEM OPERATING PTY LTD, a proprietary limited company organized under the laws of Australia wholly owned by Parent (“Acquiror”, and together with Parent, the “Acquiring Parties”), TOTEM ONELOVE GROUP PTY LTD, a proprietary limited company organized under the laws of Australia (“Totem Onelove Group”), TOTEM INDUSTRIES PTY LTD, a proprietary limited company organized under the laws of Australia (“Totem Industries”, and together with Totem Onelove Group, the “Transferors”), ARTISTS ALLIANCE AUSTRALASIA PTY LTD in its capacity as trustee of the F Cotela Family Trust (“Shareholder A”), BEGGARS CANYON INVESTMENTS PTY LTD in its capacity as trustee of the Skywalker Family Trust (“Shareholder B”), DEYSON PTY LTD in its capacity as trustee of the Deyson Trust (“Shareholder C”), SELLMARK INTERNATIONAL PTY LTD in its capacity as trustee of the Robot Samba Trust (“Shareholder D”), PETER JOHN RAFTOPOULOS in his capacity as trustee of the Raff Family Trust (“Shareholder E”, and together with Shareholder A, Shareholder B, Shareholder C and Shareholder D, the “Shareholders”), FRANCESCO COTELA in his personal capacity (“Cotela”), SIMON GREGORY COYLE in his personal capacity (“Coyle”), DROR EREZ in his personal capacity (“Erez”), RICHARD MARK MCNEILL in his personal capacity (“McNeill”) and PETER JOHN RAFTOPOULOS in his personal capacity (“Raftopoulos”, and together with Cotela, Coyle, Erez and McNeill, the “Principals”).  The Transferors, the Shareholders and the Principals are collectively referred to herein as the “Transferor Parties”.  The Acquiring Parties and the Transferor Parties are collectively referred to herein as the “Parties” and each a “Party”.

WHEREAS, the Transferors are engaged in the business of organizing, staging and promoting music festivals (the “Business”); and

WHEREAS, (i) the Transferor Parties desire to contribute to the Acquiror all of the Transferred Assets, for the consideration and on the terms and subject to the conditions set forth herein, and (ii) the Acquiror desires to acquire all of the Transferred Assets from the Transferor Parties for the consideration and on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Acquiring Party Indemnitees” has the meaning ascribed to it in Section 9.1.

“Acquiring Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Acquiror” has the meaning ascribed to it in the introduction to this Agreement.

“Actions” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Adjustment Amount” has the meaning ascribed to it in Section 2.7(a).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  With respect to any determination herein that a Person is an Affiliate of a Transferor, the Acquiring Parties are relying solely on the representations, warranties and other information provided to them by the Transferor Parties.

“Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, common law, ordinance, binding policy, binding guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any Governmental Authority applicable to the Transferor Parties, the Business or the transactions contemplated hereby.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A.

“Assumed Liability” or “Assumed Liabilities” has the meaning ascribed to it in Section 2.2.

“Australian GAAP” means generally accepted accounting principles in Australia as in effect on the date hereof and applied on a consistent basis.

“Australian GST” means Goods and Services Tax calculated in accordance with GST Law.

“Balance Sheet Rules” means, collectively, the accounting principles, methods and practices used in preparing the Transferors’ financial statements, applied on a consistent basis and in accordance with Australian GAAP.

“Business” has the meaning ascribed to it in the introduction to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Melbourne, Australia are authorized or required by law to close.

“Business Net Income” means, for the applicable fiscal period, the net revenue of the Transferors or Acquiror, as the case may be, that is directly and solely attributable to the conduct of the Business, determined in conformity with Australian GAAP.  For the avoidance of doubt, the use of “Business” in this definition means, solely and exclusively, the business of the Transferors.

“Cash Payment” has the meaning ascribed to it in Section 2.5.

“Closing” has the meaning ascribed to it in Section 8.1.

“Closing Date” has the meaning ascribed to it in Section 8.1.

“Closing Employee Liabilities Statement” has the meaning ascribed to it in Section 2.8(b).

“Closing Statement” has the meaning ascribed to it in Section 2.7(b).

“Compensation Programs” has the meaning ascribed to it in Section 3.18(b).

“Confidential Information” has the meaning ascribed to it in Section 5.3(b).

“Consideration” has the meaning ascribed to it in Section 2.5.

“Contract(s)” means contracts, agreements, permits, leases, licenses, franchises, warranties, guaranties, mortgages, notes, bonds, options, warrants, rights, commitments, understandings and other obligations in each case, whether written or oral, proposed, contingent or otherwise.

“Controller” has the meaning ascribed to it in the Corporations Act.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Cotela” has the meaning ascribed to it in the introduction to this Agreement.

“Coyle” has the meaning ascribed to it in the introduction to this Agreement.

“Current Assets” means the consolidated current assets of the Business of the Transferors only to the extent acquired pursuant to the terms of this Agreement, which current assets shall include only the line items set forth on the Pre-Closing Statement under the heading “Current Assets” and no other assets.

“Current Liabilities” means the consolidated current liabilities of the Business of the Transferors only to the extent assumed pursuant to the terms of this Agreement, which current liabilities shall include only the line items set forth on the Pre-Closing Statement under the heading “Current Liabilities” and no other liabilities.

“Damages” means any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), net of (a) insurance proceeds actually received, and proceeds from related third party indemnification, contribution or similar claims actually received, and (b) an amount equal to any net reduction in cash Taxes actually payable which directly relate to such Damages.  With respect to a Transferor Party, for the avoidance of doubt, in no event shall Damages include any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) incurred by Parent or any of its Subsidiaries.

“Deposit” has the meaning ascribed to it in Section 2.5.

“Designated Employees” has the meaning ascribed to it in Section 3.17.

“Difference” has the meaning ascribed to it in Section 2.7(e).

“Dispute” has the meaning ascribed to it in Section 2.7(c).

“Domain Names” means all identifiers or URL registrations for Internet websites.

“EBITDA” means an amount equal to Business Net Income plus (A) the following, to the extent deducted in calculating Business Net Income (without duplication): (1) Interest Charges, (2) all federal, state, local and foreign income Tax expense, (3) depreciation and amortization expense, (4) non-cash impairment of assets (tangible and intangible) and related non-cash charges, (5) non-cash charges and expenses related to equity-based compensation awards, (6) all inventory step-up expense recognized in conjunction with Consideration accounting adjustments, (7) one-time and non-recurring extraordinary expenses, (8) allocated or indirect expenses, (9) compensation and benefits and other business expenses of the Transferors that are not directly and solely attributable to the management of the Transferors, and minus (B) the following to the extent included in calculating Business Net Income (without duplication): (1) federal, state, local and foreign income Tax credits and (2) all non-cash items increasing Business Net Income, including interest income, in each case with respect to the applicable fiscal period. EBITDA shall be determined in conformity with Australian GAAP.

“Employee Assets” means all of Transferors’ assets, including without limitation, computers, work stations, third party software licensed for such computers or work stations, electronic files, multi-function printers and copiers, office furniture and other tangible assets presently used or formerly used principally by the Principals or the Designated Employees that the Acquiring Parties elect to employ, which are necessary or useful for the Principals or each Designated Employee to continue to perform his or their respective duties for Parent or any of its Subsidiaries after the Closing without interruption.

“Employee Liabilities” has the meaning ascribed to it in Section 2.8(a).

“Employee Liabilities Difference” has the meaning ascribed to it in Section 2.8(e).

“Employee Liabilities Dispute” has the meaning ascribed to it in Section 2.8(c).

“Employee Liabilities Final Adjustment Amount” has the meaning ascribed to it in Section 2.8(e).

“Employee Liabilities Objections Statement” has the meaning ascribed to it in Section 2.8(c).

“Employment Agreement” has the meaning ascribed to it in Section 5.4.

“Equipment” means all servers, hardware, other equipment and Equipment Embodiments and Documentation used in connection with the Business.

“Equipment Embodiments and Documentation” means all object code, source code, technical documentation, engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology used in connection with the Business.

“Erez” has the meaning ascribed to it in the introduction to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning ascribed to it in Section 2.3.

“Excluded Representations and Warranties” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.11, 3.12, 3.13, 3.14, 3.17, 3.18, 4.1, 4.2 and 4.3.

“Existing Patents and Applications” has the meaning ascribed to it in the definition of “Transferor IP” in Article 1.

“Final Adjustment Amount” has the meaning ascribed to it in Section 2.7(e).

“Governmental Authority” means any Australian domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Authorization” means any approval, consent, ratification, waiver or other authorization, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“GST Act” means the A New Tax System (Goods and Services Tax) Act 1999 (Cwlth) as amended from time to time.

“GST Law” has the meaning ascribed to it in the GST Act.

“Indemnifying Party” means:  (a) with respect to any Acquiring Party Indemnitee asserting a claim under Section 9.1, the Transferor Parties, jointly and severally; and (b) with respect to any Transferor Party Indemnitee asserting a claim under Section 9.2, the Acquiring Parties, jointly and severally.

“Indemnitee” means:  (a) the Acquiring Party Indemnitees with respect to any claim for which any Transferor Party is an Indemnifying Party under Section 9.1; and (b) the Transferor Party Indemnitees with respect to claims for which any Acquiring Party is an Indemnifying Party under Section 9.2.

“Insolvent” means, in relation to a Person, if (a) the Person is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or (b) the Person is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to its property; or (c) the Person is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement); or (d) an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that Person, which is preparatory to or could result in any of (a), (b) or (c) above; or (e) the Person is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or (f) the Person is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this agreement reasonably deduces it is so subject); or (g) the Person is otherwise unable to pay its debts when they fall due; or (h) something having a substantially similar effect to (a) to (g) above happens in connection with that Person under the law of any jurisdiction.

“Intellectual Property” means Australian and foreign patents, copyrights, Trade Secrets, Marks and designs, any registrations or applications with respect to any of the foregoing, any similar or other intellectual property rights, and any rights under or with respect to any of the foregoing, including, without limitation, the right to file patent applications with respect to inventions that have been conceived or reduced to practice in whole or part as of the date hereof, any such applications that are in fact filed, the right to file applications to register copyrights in copyrightable works that have been created in whole or part as of the date hereof, and any such applications that are in fact filed.

“Intellectual Property Embodiments and Documentation” means all object code, source code, technical documentation, engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology.

“Interest Charges” means, for the applicable fiscal period, the sum (without duplication) determined in conformity with Australian GAAP of (A) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred consideration of assets, in each case to the extent treated as interest in accordance with Australian GAAP and (B) the portion of rent expense with respect to such period under capitalized leases that is treated as interest in accordance with Australian GAAP.

“IP Agreements” has the meaning ascribed to it in Section 3.11(h).

“IPO Per Share Price” means the price per share of Parent Common Stock offered by Parent in connection with its initial issuance and sale of Parent Common Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering), which price per share, for the purposes of determining both the number of shares of Parent Common Stock issuable by Parent as Stock Consideration to the Transferors under Section 2.5 and the Redemption Price, shall be converted into Australian dollars pursuant to the then applicable United States dollar/Australian dollar exchange rate in effect on the Business Day immediately preceding the issuance by Parent of the Stock Consideration.

“IT Assets” means all computers, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment (including any such assets as may be used to support any electronic information and ordering web-based or virtual platform) owned, leased or licensed by the Transferors and used in connection with the Business, wherever located, and all associated documentation.

“Knowledge of SFX” or “SFX’s Knowledge” has the meaning ascribed to it in Article 4.

“Knowledge of the Transferors” or “Transferors’ Knowledge” means the actual knowledge of any of the Transferor Parties, after a reasonable investigation of the surrounding circumstances.

“Leased Real Property” means all real property leased or licensed to a Person, or to which such Person, has any other rights, under the Leases.

“Leases” means all of the existing leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, with respect to real property to which a Person is a party or by which such Person or the Transferred Assets, as applicable, is bound, but with respect to Transferred Assets, only to the extent that the foregoing are used in connection with the Business.

“Liability” means, with respect to any Person, any liability, debt or other obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

“Lien” means, with respect to any asset, any mortgage, title retention defect or objection, lien, pledge, charge, claim, security interest, equitable interest, option, hypothecation, easement, covenant, right of way, restriction, encumbrance, preference, priority, right of first refusal, profit a prendre, condition or limitation of any kind, or other security arrangement or any other arrangement having the same effect and any “security interest” as defined in sections 12(1), 12(2) or 12(3) of the PPSA in respect of such asset and any agreement to grant any of the foregoing.

“Lockup Agreement” means that certain Lockup Agreement substantially in the form attached hereto as Exhibit B.

“Marks” means trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement, and all goodwill in and to any such trademarks, service marks, trade dress and other indicators of source, origin, sponsorship, certification or endorsement.

“Material Adverse Effect” means, with respect to any Person, any change, event, circumstance, development or effect that has, or could reasonably be expected to have, either individually or in the aggregate, a material adverse effect on (i) such Person’s consolidated financial condition, business, assets, properties, results of operations, operations, Liabilities, reserves, professional reputation, standing in the community or prospects, (ii) with respect to the Transferors, the Transferred Assets or the Assumed Liabilities, other than, in the case of clauses (i) and (ii) above, any change, event, circumstance, development or effect that directly results from (a) changes in Australian or global economic conditions that do not disproportionately impact the Business, the Transferred Assets or the Assumed Liabilities or (b) changes in the industry in which the Business operates that do not disproportionately impact the Business, the Transferred Assets or the Assumed Liabilities and (iii) with respect to the Transferors, the ability of the Transferor Parties to consummate the transactions contemplated by the Transaction Documents or to timely perform any of their respective obligations under the Transaction Documents.

“McNeill” has the meaning ascribed to it in the introduction to this Agreement.

“Net Working Capital” means Current Assets, minus Current Liabilities as determined in accordance with the Balance Sheet Rules, each calculated immediately before, and without giving effect to, the Closing, of the Business of the Transferors.

“Objections Statement” has the meaning ascribed to it in Section 2.7(c) of this Agreement.

“Open Source License” means a software license that includes terms that require source code to be provided or made available to subsequent licensees or sublicensees, or that require any redistribution and use of software in source and binary forms to meet certain specified conditions, or any “free software” license, “public” license or open-source software license, including the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Apache license, the MIT license, the BSD license and any BSD-like license, but only to the extent used in connection with the Business.

“Open Source Software” means any Software that is licensed under, covered by or subject to an Open Source License.

“Ordinary Course of Business” means (a) consistent with the past practices of such Person or (b) in the ordinary course of the normal day-to-day operations of such Person.

“Other Purchase Agreements” means one or more contribution or other agreements entered into by Parent and certain wholly owned limited liability company

Subsidiaries of Parent with one or more other individuals or entities engaged in businesses that are synergistic with those of Parent and the Transferors.

“Parent” has the meaning ascribed to it in the introduction to this Agreement.

“Parent Common Stock” means common stock, par value $0.001 per share, of Parent.

“Parent SEC Documents” has the meaning ascribed to it in Section 5.15(a).

“Party” or “Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Per Share Price” means the IPO Per Share Price, unless the shares of Parent Common Stock are then listed on a national securities exchange or traded on the over-the-counter market, in which case the Per Share Price shall be the volume weighted average closing prices of the Parent Common Stock on such exchange or market during the thirty (30) trading days (or, if the shares of Parent Common Stock have not been listed or traded for thirty (30) trading days, during such fewer number of trading days) ending on the second (2nd) trading day immediately preceding measurement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, unincorporated organization, association, trust, estate or other entity or organization, including a Governmental Authority.

“Post-Closing Tax Period” has the meaning ascribed to it in Section 9.11.

“PPSA” means the Personal Property Securities Act 2009 (Cth).

“Pre-Closing Employee Liabilities Statement” has the meaning ascribed to it in Section 2.8(a).

“Pre-Closing Statement” has the meaning ascribed to it in Section 2.7(a).

“Pre-Closing Tax Period” has the meaning ascribed to it in Section 9.11.

“Principals” has the meaning ascribed to it in the introduction to this Agreement.

“Property Taxes” has the meaning ascribed to it in Section 9.11.

“Raftopoulos” has the meaning ascribed to it in the introduction to this Agreement.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course and including any and all accounts receivables that have been written off or otherwise accounted for or reserved against as bad debts, together with any unpaid financing charges accrued thereon.

“Redemption Price” has the meaning ascribed to it in Section 2.5.

“Registration Statement” has the meaning ascribed to it in Section 5.3.

“Regulations” means all laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any Governmental Authority, including environmental laws, and laws with respect to energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health, employment practices, employee documentation, terms and conditions of employment and wages and hours.

“Related Body Corporate” has the meaning ascribed to it in the Corporations Act.

“Related Person” means:  (a) with respect to a particular individual:  (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity); and (b) with respect to a specified Person other than an individual:  (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity); (iii) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (iv) any Related Body Corporate of such specified Person; and (c) any Related Person of any individual described in clause (b) or (c).  For purposes of this definition, “Family” of an individual means (A) the individual, (B) the individual’s spouse (or any former spouse), (C) any other natural person who is an immediate family member of the individual or the individual’s spouse(s), and (D) any individual who resides with such individual, and “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person or control the membership of the board of the board of directors of such Person (where applicable) whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Required Consents” means any approval, consent, ratification, waiver or other authorization of the other party or parties to each Transferred Contract that is required by the terms of such Transferred Contract to be obtained by any of the Transferor Parties by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Transferred Contract, the termination thereof, the incurrence of any penalty or fee or adverse change in amounts payable to or by either of the Acquiring Parties or obligations of either of the Acquiring Parties as compared to the Transferors or a breach or default thereunder (whether with or without the passage of time, the giving of notice or both), and all other approvals, consents, ratifications, waivers or other authorizations required to be obtained prior to the Closing Date for the consummation of the transactions contemplated by the Transaction Documents.

“Restricted Activity” means any activity that is, or would reasonably be deemed to be, competitive with (a) any aspect of the Business (i) as operated prior to the date of this Agreement or (ii) as contemplated by any of the Transferor Parties to be operated in the future as of the date of this Agreement, or (b) any business comparable to the Business in which any Acquiring Party and/or any of their respective Affiliates are engaged or likely to engage as of the date hereof or as of the date of termination of the applicable Principal’s employment with a Transferor Party or one of its Affiliates.

“Restricted Area” means (a) anywhere in the world where the Business may be conducted from time to time, or if unenforceable for any reason, (b) Australia, or if unenforceable for any reason, (c) the State of Victoria, or if unenforceable for any reason, (d) the Melbourne metropolitan area.

“Restricted Period” means the earlier to occur of (a) five (5) years after the Start Date (as defined in the relevant Principal’s Employment Agreement) and (b) twelve (12) months, or if unenforceable for any reason, six (6) months, after the date of termination of the relevant Principal’s employment with an Acquiring Party or one of their respective Affiliates.

“Retained Liabilities” has the meaning ascribed to it in Section 2.4.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SFX Disclosure Schedule” has the meaning ascribed to it in Article 4.

“SFX’s Accountant” means an independent auditor of recognized national standing selected by the Acquiring Parties, in their sole discretion.

“Shareholder A” has the meaning ascribed to it in the introduction to this Agreement.

“Shareholder B” has the meaning ascribed to it in the introduction to this Agreement.

“Shareholder C” has the meaning ascribed to it in the introduction to this Agreement.

“Shareholder D” has the meaning ascribed to it in the introduction to this Agreement.

“Shareholder E” has the meaning ascribed to it in the introduction to this Agreement.

“Shareholders” has the meaning ascribed to it in the introduction to this Agreement.

“Software” means all (a) computer programs, applications, systems and code, in both object code and Source Code, including software implementations of algorithms, models and methodologies and program interfaces and (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, but with respect to clauses (a) and (b), only to the extent used in connection with the Business.

“Source Code” means the human-readable version of a computer program that can be compiled into executable or object code.

“Straddle Period” has the meaning ascribed to it in Section 9.11.

“Stakeholder” means Australia and New Zealand Banking Group Limited.

“Stock Consideration” has the meaning ascribed to it in Section 2.5.

“Subsidiary” has the meaning ascribed to it in the Corporations Act.

“Tax” means as determined in conformity with Australian GAAP (a) all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, Australian GST; severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax, business license tax, transfer tax, occupation tax, customs tax, duties or other taxes, fees, assessments or charges, together with any interest, penalty, or addition to tax imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any amounts described in clause (a) or (b) above.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to Tax, filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto or any amendment thereof.

“Threshold Amount” has the meaning ascribed to it in Section 9.3(a).

“Totem Industries” has the meaning ascribed to it in the introduction to this Agreement.

“Totem Onelove Group” has the meaning ascribed to it in the introduction to this Agreement.

“Totem Shareholders Agreement” means that certain Shareholders Agreement, dated November 26, 2011, by and between Totem Onelove Group and the Shareholders.

“Trade Secrets” means all “Trade Secrets” as defined in the Uniform Trade Secrets Act.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Employment Agreements, the Lockup Agreement and all other agreements and documents entered into by one or more of the Parties as contemplated by or in connection with this Agreement and the transactions contemplated hereby.

“Transferred Assets” has the meaning ascribed to it in Section 2.1.

“Transferred Contracts” has the meaning ascribed to it in Section 2.1(c).

“Transfer and Sales Taxes” means all sales tax, use taxes, stamp taxes, stamp duties, conveyance taxes, transfer taxes, filing fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Transferred Assets.

“Transferors” has the meaning ascribed to it in the introduction to this Agreement.

“Transferor Audited Financial Statements” has the meaning ascribed to it in Section 3.14.

“Transferor Financial Statements” has the meaning ascribed to it in Section 3.14.

“Transferor Interim Financial Statements” has the meaning ascribed to it in Section 3.14.

“Transferor IP” means all Intellectual Property, Intellectual Property Embodiments and Documentation, Domain Names or Software used in or relating to the Business.  For avoidance of doubt, Transferor IP includes, without limitation, (a) all of the patents and patent applications referenced in the foregoing sentence that are or have been issued or filed as of the Closing Date (the “Existing Patents and Applications”), (b) all other patent applications that are filed after the Closing Date that disclose or claim any inventions first conceived or reduced to practice in whole or part on or before the Closing Date that relate to the Intellectual Property Embodiments and Documentation, including, without limitation, all continuations, continuations-in-part, divisional, reexamined and reissued patent applications and patents that relate to the Existing Patents and Applications, (c) all foreign counterparts with respect to any of the foregoing, and (d) all patents that issue with respect to any of the foregoing patent applications.

“Transferor Organization Documents” has the meaning ascribed to it in Section 3.1.

“Transferor Party Indemnitees” has the meaning ascribed to it in Section 9.2.

“Transferor Parties” has the meaning ascribed to it in the introduction to this Agreement.

“Transferor Parties’ Disclosure Schedule” has the meaning ascribed to it in Article 3.

“Transferor Registered IP” has the meaning ascribed to it in Section 3.11(c).

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof and applied on a consistent basis.

ARTICLE 2
CONTRIBUTION

2.1          Contribution of Transferred Assets.  On the terms and subject to the conditions of this Agreement, at the Closing, the Transferor Parties shall, jointly and severally, contribute, sell, transfer, convey, assign and deliver to the Acquiror, and the Acquiror shall purchase, accept and acquire from the Transferor Parties, free and clear of any Liens, all of the assets constituting the Business, including without limitation, the following properties, assets, rights and claims, whether tangible or intangible, including goodwill and going concern value but excluding the Excluded Assets (the “Transferred Assets”):

(a)           all of the Transferor IP and IT Assets, including, without limitation, the Transferor IP identified on Schedule 2.1(a);

(b)           all of the Equipment, including, without limitation, the assets identified on Schedule 2.1(b);

(c)           all of the Contracts identified on Schedule 2.1(c) (the “Transferred Contracts”), except that Transferred Contracts shall not include any contract if the Acquiror elects on or after the Closing not to accept a contract for which a Required Consent is necessary or which Parent is still reviewing as identified on Schedule 2.1(c);

(d)           all of the Employee Assets which are listed on Schedule 2.1(d) (as it may be adjusted at Closing to reflect the Designated Employees who have accepted employment offers, if any, from Parent or any of its Affiliates as of the Closing);

(e)           all websites, URLs, Domain Names and webpages used, held for use or under development in connection with the Business, whether or not registered, including without limitation, the other Domain Names identified on Schedule 2.1(e), together with all Intellectual Property associated therewith other than trademarks set forth therein which are not otherwise part of the Transferred Assets;

(f)            all advertising, marketing and sales materials developed for, or used in connection with, the Business together with all Intellectual Property embodied therein other than Intellectual Property set forth therein which are not otherwise part of the Transferred Assets;

(g)           all files, invoices, customer lists, records pertaining to customers and end-users (present, past and potential), all supplier lists and records pertaining to suppliers, books of account, files and ledgers, and other records to the extent solely and specifically for the Transferred Assets or the Assumed Liabilities and copies of the Tax books and records (redacted to exclude information not relating to the Transferred Assets or the Assumed Liabilities) relating to the Transferred Assets or the Assumed Liabilities and not otherwise provided pursuant to this clause (g);

(h)           without limiting anything set forth in clause (g) of this Section 2.1, electronic media including complete and accurate copies of all Intellectual Property Embodiments and Documentation;

(i)            all Governmental Authorizations of all Governmental Authorities necessary for the operation of the Transferred Assets and the Business set forth on Schedule 2.1(i);

(j)            all rights relating to deposits, advances, loan repayments, return of investments, prepaid expenses and other upfront payments, claims for refunds and rights of offset (other than refunds of Tax Liabilities relating to Tax periods (or portions thereof) ending on or prior to the Closing Date) that are not excluded under Section 2.3(c) related to the Transferred Assets or the Assumed Liabilities;

(k)           all rights to insurance proceeds to the extent such rights arise from or are related to any casualty or Liability affecting the Transferred Assets or the Assumed Liabilities;

(l)            all legal and equitable privileges, rights and claims against any third parties, and all choses in action relating to the Transferred Assets, the Business or the Assumed Liabilities;

(m)          all goodwill of the Business;

(n)           all Receivables; and

(o)           all of the Transferor Parties’ right, title and interest in and to the corporate name “Totem Onelove Group Pty Ltd” and any other corporate and/or business names formerly used in connection with the Business.

Notwithstanding the foregoing, the transfer of the Transferred Assets pursuant to this Agreement does not include the assumption of any Liability related to the Transferred Assets unless Parent expressly assumes that Liability pursuant to Section 2.2.

2.2          Assumption of Liabilities.  On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Transferor Parties set forth herein, the Acquiror agrees, effective at the Closing, to assume, perform and timely pay and discharge only the following (collectively, the “Assumed Liabilities” and each an “Assumed Liability”):  (i) those executory obligations arising after the Closing under the Transferred Contracts which do not relate to (A) any breach of, or failure to comply with, prior to the Closing, any representation, warranty, covenant or obligation in any such Transferred Contract, (B) any event that occurred prior to the Closing which, with or without notice, lapse of time or both, would constitute such a breach or failure, or (C) any indemnification claim relating to any of the matters set forth in clauses (i)(A) or (i)(B) of this Section 2.2; and (ii) liability for each Designated Employee’s accrued entitlement to annual leave, long service leave and personal leave in accordance with Section 5.4.

2.3          Excluded Assets.  Notwithstanding anything to the contrary herein, the following assets (the “Excluded Assets”) shall be excluded from the Transferred Assets and retained by the Transferors:

(a)           all cash, cash equivalents and marketable securities of the Transferors on hand or on deposit with any financial institution;

(b)           any bank or brokerage accounts of the Transferors;

(c)           all prepaid Taxes and other expenses included on Schedule 2.3(c);

(d)           original copies of all minute books, records, stock ledgers, Tax records and other materials the Transferors are required by law to retain;

(e)           all Contracts that are not Transferred Contracts, including those Contracts set forth on Schedule 2.3(e);

(f)            all assets of the Transferor Parties which are not used in the Business listed on Schedule 2.3(f);

(g)           all legal and equitable privileges, rights and claims against any third parties, and all choses in action relating to the Excluded Assets or Retained Liabilities;

(h)           all rights to insurance proceeds to the extent such rights arise from or are related to any casualty or Liability affecting the Excluded Assets or the Retained Liabilities; and

(i)            all ownership and other rights with respect to any superannuation scheme of the Transferors.

2.4          Retained Liabilities.  Notwithstanding any other provision of this Agreement or any of the other Transaction Documents or any other writing to the contrary, and regardless of any information disclosed to the Acquiring Parties or any of their respective Affiliates or representatives, neither the Acquiror nor any Affiliates of the Acquiror assumes, and the Acquiror and Affiliates of the Acquiror shall not at any time hereafter (including on or after the Closing) become liable or responsible for, any Liabilities of any of the Transferor Parties other than the Assumed Liabilities (such unassumed Liabilities, the “Retained Liabilities”).  The Transferor Parties shall remain bound by and liable and responsible for, and shall retain, pay, perform and discharge when due, all Retained Liabilities.

2.5          Consideration.  Subject to adjustment as set forth in Section 2.7, upon the terms and subject to the conditions contained in this Agreement, as consideration for the sale, transfer, assignment, conveyance and delivery of the Transferred Assets and in full payment thereof, the Acquiring Parties shall pay or cause to be paid to, or as directed by, the Transferors:  (i) AUS$60,000,000 in cash by wire transfer to one or more accounts designated by the Transferors at least one (1) Business Day prior to Closing (the “Cash Payment”) and (ii) such number of shares of Parent Common Stock that equals the quotient obtained by dividing (A) AUS$15,000,000 and (B) the IPO Per Share Price (the “Stock Consideration”), and the Acquiror shall assume the Assumed Liabilities as provided in Section 2.2 (together, the “Consideration”).  Within five (5) Business Days of the execution and delivery of this Agreement, Parent shall pay an amount equal to AUS$5,000,000 to the Stakeholder as a deposit and part payment of the Cash Payment (such amount, plus all accrued interest less expenses, being the “Deposit”).  Parent shall bear all the fees, costs and expenses incurred as a result of the Parties’ engagement of the Stakeholder.  Notwithstanding anything to the contrary set forth herein, the risk of loss of the Deposit in connection with the failure, dissolution or insolvency of the Stakeholder (or any successor custodian of the Deposit) shall pass to the Transferor Parties upon Parent’s delivery of the Deposit to the Stakeholder in accordance with this Section 2.5.  Subject to Section 10.3, on the earlier to occur of (x) June 30, 2013 and (y) Closing, the Deposit will be paid to, or as directed by, the Transferors in accordance with Section 8.2(a)(ii).  At Closing, the Deposit shall be credited towards, and thereby reduce on a dollar-for-dollar basis (in Australian dollars), the Cash Payment.  The Transferors, jointly and severally, shall have the right, at their sole election, during the thirty (30) calendar day period commencing on the second (2nd) anniversary of the Closing Date, to cause Parent to repurchase all (but not less than all) of the shares of Parent Common Stock comprising the Stock Consideration then held by the Transferors at the IPO Per Share Price (the “Redemption Price”).  Parent shall pay, or cause to be paid, to Transferors, the Redemption Price within forty-five (45) days after receipt by Parent of a notice from Transferors electing to cause Parent to repurchase the shares of Parent Common Stock comprising the Stock Consideration then held by the Transferors in accordance with this Section 2.5.

2.6          Withholding Rights.  The Transferor Parties agree to furnish each of the Acquiring Parties with such representations and forms as it shall reasonably request to assist it in determining the extent of, and in fulfilling, any obligations it may have to pay over amounts to any Governmental Authority and/or to file any Tax Returns or information returns with respect to the payment of the Consideration to the Transferors or the payment of any Taxes to any Governmental Authority in respect of the Transferors arising in connection with this Agreement.

2.7          Pre-Closing and Post-Closing Adjustment of Consideration.  The Consideration shall be subject to adjustment at and after the Closing as specified in this Section 2.7:

(a)           Pre-Closing Statement.  Not fewer than three (3) Business Days prior to the anticipated Closing Date, (i) the Transferors shall deliver to Parent a certificate (the “Pre-Closing Statement”) setting forth Transferors’ good faith estimates of the Net Working Capital and the amount, if any, by which the estimated Net Working Capital set forth in the Pre-Closing Statement is less than Zero Dollars ($0) (the “Adjustment Amount”), in each case, determined in accordance with the Balance Sheet Rules, together with supporting documentation for such estimates and any additional information reasonably requested by Parent.  The Pre-Closing Statement shall be prepared in consultation with Parent and shall be reasonably acceptable to Parent.  If the estimated Net Working Capital set forth in the Pre-Closing Statement is less than Zero Dollars ($0) then the Consideration payable by Parent to the Transferors shall be reduced by an amount equal to the Adjustment Amount; if the estimated Net Working Capital set forth in the Pre-Closing Statement is more than Zero Dollars ($0), then the Consideration payable by Parent to the Transferors shall be increased by an amount equal to the Adjustment Amount.  Any downward or upward adjustment to the Consideration under this Section 2.7(a) shall be effected as follows:  Parent shall deduct or increase, as applicable an amount in cash equal to the Adjustment Amount from the Cash Payment.

(b)           Closing Statement.  Within 120 days following the Closing Date, Parent shall prepare and deliver to the Transferors a certificate (the “Closing Statement”) setting forth Parent’s determination of Net Working Capital and the Adjustment Amount, in each case determined in accordance with the Balance Sheet Rules.  Following delivery of the Closing Statement, Parent shall provide the Transferors with any supporting documentation for the Closing Statement that the Transferors may reasonably request.

(c)           Dispute Resolution.  Within 30 days after the Transferors’ receipt of the Closing Statement, the Transferors shall deliver to Parent a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”), which objections shall be in reasonable detail describing the nature and amount of the disagreement(s) asserted.  If the Transferors do not deliver an Objections Statement within such 30-day period, then the Closing Statement shall become final and binding upon all parties.  If the Transferors do deliver an Objections Statement within such 30-day period, then the Transferors and Parent shall negotiate in good faith for 15 days following Parent’s receipt of such Objections Statement to resolve such objections (any unresolved objection, a “Dispute”).  After such 15-day period, any item or matter set forth in the Closing Statement that is not a Dispute shall become final and binding upon all parties.  If Parent and the Transferors are unable to resolve all objections during such 15-day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by an Accounting Firm.  The Accounting Firm shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 30 days after its appointment (or such longer period as the Parent and the Transferors may agree).  The resolution of such Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between Parent and the Transferors, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover.  Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(d)           Fees and Expenses of Accounting Firm.  The fees, costs and expenses of the Accounting Firm shall be borne by either Parent or the Transferors as follows:  (i) if the Accounting Firm determines that the Final Adjustment Amount is more than two percent (2%) greater or lower than the Adjustment Amount determined by Parent, then Parent shall bear the fees, costs and expenses of the Accounting Firm, and (ii) if the Accounting Firm determines that the Final Adjustment Amount is less than two percent (2%) greater or lower than the Adjustment Amount determined by Parent, then the Transferors shall bear the fees, costs and expenses of the Accounting Firm through the payment of such fees, costs and expenses by Parent.

(e)           Final Adjustment Amount.  As used herein, “Final Adjustment Amount” means (i) if the Transferors fail to deliver an Objections Statement in accordance with Section 2.7(c), the Adjustment Amount as set forth in the Closing Statement, or (ii) if the Adjustment Amount set forth in the Closing Statement is resolved by resolution of Parent and the Transferors or by submission of any remaining Disputes to the Accounting Firm, as contemplated by Section 2.7(c), the Adjustment Amount as so resolved.  If the Final Adjustment Amount exceeds the

Adjustment Amount set forth in the Pre-Closing Statement, then the Consideration payable by Parent to the Transferors shall be reduced by an amount equal to the difference (the “Difference”) between the Final Adjustment Amount and the Adjustment Amount; if the Final Adjustment Amount is less than the Adjustment Amount set forth in the Pre-Closing Statement, then the Consideration payable by Parent to the Transferors shall be increased by an amount equal to the Difference.  Any downward or upward adjustment to the Consideration under this Section 2.7(e) shall be effected as follows: the Transferor Parties or Parent, as applicable, shall promptly, but in no event later than five (5) Business Days following determination of the Final Adjustment Amount in accordance with this Section 2.7, pay to Parent or the Transferor Parties, as applicable, an amount in cash equal to the Difference.

(f)            EBITDA Adjustment.  If the Transferors’ EBITDA for the fiscal year ended June 30, 2013 exceeds AUS$11,200,000, the Cash Payment payable at Closing shall be increased by an amount equal to the product of (a) seven (7) and (b) the difference between (i) Transferors’ EBITDA for the fiscal year ended June 30, 2013 minus (ii) AUS$11,200,000.  However, if Transferors’ EBITDA for the fiscal year ended June 30, 2013 is less than or equal to AUS$10,800,000, the Cash Payment payable at Closing shall be decreased by an amount equal to the product of (x) seven (7) and (y) the difference between (i) AUS$10,800,000 and (ii) Transferors’ EBITDA for the fiscal year ended June 30, 2013.

2.8          Additional Pre-Closing and Post-Closing Adjustment of Consideration.  The Consideration shall also be subject to adjustment at and after the Closing as specified in this Section 2.8.

(a)           Pre-Closing Employee Liabilities Statement.  Not fewer than three (3) Business Days prior to the anticipated Closing Date, (i) the Transferors shall deliver to Parent a certificate (the “Pre-Closing Employee Liabilities Statement”) setting forth Transferors’ good faith estimates of the aggregate Liabilities relating to the accrued entitlement to annual leave, long service leave and personal leave of all Designated Employees as of the Closing Date (such aggregate amount being the “Employee Liabilities”), together with supporting documentation for such estimates and any additional information reasonably requested by Parent.  The Pre-Closing Employee Liabilities Statement shall be prepared in consultation with Parent and shall be reasonably acceptable to Parent.  The Consideration payable by Parent to the Transferors shall be decreased by an amount equal to the Employee Liabilities set forth on the Pre-Closing Employee Liabilities Statement.  Any downward adjustment to the Consideration under this Section 2.8(a) shall be effected as follows:  Parent shall deduct as applicable an amount in cash equal to the amount of the Employee Liabilities set forth on the Pre-Closing Employee Liabilities Statement from the Cash Payment.

(b)           Closing Statement.  Within 120 days following the Closing Date, Parent shall prepare and deliver to the Transferors a certificate (the “Closing Employee Liabilities Statement”) setting forth Parent’s determination of the Employee Liabilities.  Following delivery of the Closing Employee Liabilities Statement, Parent shall provide the Transferors with any supporting documentation for the Closing Employee Liabilities Statement that the Transferors may reasonably request.

(c)           Dispute Resolution.  Within 30 days after the Transferors’ receipt of the Closing Employee Liabilities Statement, the Transferors shall deliver to Parent a written statement either accepting the Closing Employee Liabilities Statement or specifying any objections thereto in reasonable detail (an “Employee Liabilities Objections Statement”), which objections shall be in reasonable detail describing the nature and amount of the disagreement(s) asserted.  If the Transferors do not deliver an Employee Liabilities Objections Statement within such 30-day period, then the Closing Employee Liabilities Statement shall become final and binding upon all parties.  If the Transferors do deliver an Employee Liabilities Objections Statement within such 30-day period, then the Transferors and Parent shall negotiate in good faith for 15 days following Parent’s receipt of such Employee Liabilities Objections Statement to resolve such objections (any unresolved objection, an “Employee Liabilities Dispute”).  After such 15-day period, any item or matter set forth in the Closing Employee Liabilities Statement that is not an Employee Liabilities Dispute shall become final and binding upon all parties.  If Parent and the Transferors are unable to resolve all objections during such 15-day period, then any remaining Employee Liabilities Disputes, and only such remaining Employee Liabilities Disputes, shall be resolved by the Accounting Firm.  The Accounting Firm shall be instructed to resolve any such remaining Employee Liabilities Disputes in accordance with the terms of this Agreement within 30 days after its appointment (or such longer period as the Parent and the Transferors may agree).  The resolution of such Employee Liabilities Disputes by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of dispute between Parent and the Transferors, (iii) shall constitute an arbitral award, and (iv) shall be conclusive and binding upon all the parties upon which a judgment may be rendered by a court having proper jurisdiction thereover.  Upon delivery of such resolution, the Employee Liabilities Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties.

(d)           Fees and Expenses of Accounting Firm.  The fees, costs and expenses of the Accounting Firm shall be borne by either Parent or the Transferors as follows:  (i) if the Accounting Firm determines that the Employee Liabilities Final Adjustment Amount is more than two percent (2%) greater or lower than the Employee Liabilities determined by Parent, then Parent shall bear the fees, costs and expenses of the Accounting Firm, and (ii) if the Accounting Firm determines that the Employee Liabilities Final Adjustment Amount is less than two percent (2%) greater or lower than the Employee Liabilities determined by Parent, then the Transferors shall bear the fees, costs and expenses of the Accounting Firm through the payment of such fees, costs and expenses by Parent.

(e)           Final Adjustment Amount.  As used herein, “Employee Liabilities Final Adjustment Amount” means (i) if the Transferors fail to deliver an Employee Liabilities Objections Statement in accordance with Section 2.8(c), the Employee Liabilities as set forth in the Closing Employee Liabilities Statement, or (ii) if the Employee Liabilities set forth in the Employee Liabilities Closing Statement is resolved by resolution of Parent and the Transferors or by submission of any remaining Employee Liabilities Disputes to the Accounting Firm, as contemplated by Section 2.8(c), the Employee Liabilities Adjustment Amount as so resolved.  If the Employee Liabilities Final Adjustment Amount exceeds the Employee Liabilities set forth in the Pre-Closing Employee Liabilities Statement, then the Consideration payable by Parent to the Transferors shall be reduced by an amount equal to the difference (the “Employee Liabilities Difference”) between the Employee Liabilities Final Adjustment Amount and the Employee

Liabilities set forth in the Pre-Closing Employee Liabilities Statement.  Any downward adjustment to the Consideration under this Section 2.8(e) shall be effected as follows: The Transferor Parties shall promptly, but in no event later than five (5) Business Days following determination of the Employee Liabilities Final Adjustment Amount in accordance with this Section 2.8, pay to Parent an amount in cash equal to the Employee Liabilities Difference.

2.9          Transfer and Sales Taxes.  The Acquiring Parties agree to pay any Transfer and Sales Taxes which are payable in respect of the contribution of the Transferred Assets pursuant to Section 2.1 of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF TRANSFEROR PARTIES

As an inducement to the Acquiring Parties to enter into this Agreement and to consummate the transactions contemplated herein and except as set forth on Transferor Parties’ disclosure schedule attached hereto and incorporated herein, comprising schedules numbered according to the sections of this Article 3 and as specifically set forth herein (the “Transferor Parties’ Disclosure Schedule”), the Transferor Parties, jointly and severally, make the following representations and warranties to the Acquiring Parties, as of the date of this Agreement (except if another date is specified in the representation or warranty).  Each exception set forth in the Transferor Parties’ Disclosure Schedule will be deemed to qualify (a) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Transferor Parties’ Disclosure Schedule and (b) all other representations and warranties to the extent the relevance of such exception to such other representation and warranty is reasonably clear.

3.1          Corporate Existence.  Each of the Transferors and the Shareholders are (as applicable) a proprietary limited company duly incorporated, validly existing and in good standing under the laws of Australia, with full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.  Copies of the organizational and constituent documents of the Transferors and the Shareholders, and all amendments thereto, heretofore delivered to Parent (the “Transferor Organization Documents”) are accurate and complete as of the date hereof.  None of the Transferors or the Shareholders are in violation of any of the provisions of its Transferor Organizational Documents.  Except as set forth on Schedule 3.1, no Transferor directly or indirectly owns any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.  Without limiting any of the foregoing, none of the Transferors or the Shareholders is: (i) being wound up, no resolution for its winding up has been passed and no meeting of members or creditors has been convened for that purpose; (ii) the subject of a winding up application which has been made to a court; (iii) in receivership; (iv) subject to administration under Part 5.3A of the Corporations Act; or (v) Insolvent.  The Transferor Parties are not aware of any circumstances that could give rise to any of the events set out in paragraphs (i) to (v).  None of the shareholders, directors, consultants, officers or employees of the Transferors or the Shareholders have been convicted of an indictable criminal offence.

3.2          Authorization.  Each Transferor and each Shareholder has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which the Transferor or Shareholder (as applicable) is party and to perform its obligations hereunder and thereunder.  Each Principal has the right, power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Transaction Documents to which such Principal is a party, to consummate the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder.  The execution and delivery by each Transferor and each Shareholder of this Agreement and the Transaction Documents to which it is a party, and the consummation by the Transferors and the Shareholders of the transactions contemplated hereby and thereby, have been duly authorized and approved by each shareholder of such Transferor or Shareholder (as applicable).  No other corporate proceedings on the part of the Transferors or the Shareholders are necessary to authorize this Agreement and the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.  This Agreement and the Transaction Documents to which each Transferor and each Shareholder is a party have been duly executed and delivered by the Transferor or the Shareholder (as applicable) and are the legal, valid and binding obligations of the Transferor or the Shareholder (as applicable) enforceable against the Transferor or the Shareholder (as applicable) in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.  This Agreement and the Transaction Documents to which each Principal is a party have been duly executed and delivered by such Principal and are the legal, valid and binding obligations of such Principal enforceable against such Principal in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

3.3          Governmental Authorization.  The execution, delivery and performance by each of the Transferor Parties of this Agreement and the Transaction Documents to which he or it is a party requires no Governmental Authorization from any Australian Governmental Authority other than (a) any Governmental Authorizations otherwise expressly referred to in this Agreement or any schedule hereto; (b) any filings required to be made by any of the Acquiring Parties in accordance with Applicable Law; (c) notice filings that are not material to the Business; and (d) Governmental Authorizations required by Australian Governmental Authorities to effectuate or record the transfer of any Transferred Assets.

3.4          Non-Contravention.  The execution, delivery and performance by each of the Transferor Parties of this Agreement and the Transaction Documents does not and will not (a) contravene or conflict with the Transferor Organization Documents, true and correct copies of which have been delivered to the Acquiring Parties by the Transferor Parties (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon any of the Transferor Parties, the Business or any of the Transferred Assets; (c) result in the creation or imposition of any Lien on any of the Transferred Assets; or (d) contravene, conflict with or constitute a violation or breach of any agreement to which any of the Transferor Parties is a party or by which any of the Transferor Parties has any obligation to third parties pursuant to any Transferred Contracts.

3.5          Ownership and Absence of Liens.  Except as noted on Schedule 3.5, the Transferors are the sole owners of all of the Transferred Assets, free and clear of any Liens.  To the Transferors’ Knowledge, no third party has made any claim or assertion challenging the Transferors’ sole and exclusive ownership of all right, title and interest in and to the Transferred Assets, free and clear of all Liens.  The tangible Transferred Assets are in normal operating condition and free from any significant defects, ordinary wear and tear excepted, and have been properly serviced and maintained by the Transferors.  To the Transferors’ Knowledge, no third party has made any claim or assertion challenging Transferors’ sole and exclusive ownership of all right, title and interest in and to the capital stock of the Transferors and any options, warrants and other securities of the Transferors that are exercisable for or convertible into capital stock of the Transferors, free and clear of all Liens.

3.6          Sufficiency of the Transferred Assets.  Upon consummation of the transactions contemplated by this Agreement (including, without limitation, payment of the Cash Payment), the Transferor Parties will have sold, assigned, transferred and conveyed to the Acquiror the Transferred Assets, free and clear of all Liens.  Except as noted on Schedule 3.6, the Transferred Assets comprise all of the assets:  (a) necessary for the Acquiror to conduct the Business and (b) utilized by the Transferors in the Business and will enable the Acquiror to conduct the Business in the manner that the Transferors have conducted the Business during the period ended December 31, 2012.  Without limiting the foregoing, the Transferred Assets are all assets (other than personnel) necessary for the Acquiror to fulfill the obligations under the Transferred Contracts, and are all operating assets of the Transferors used in the Business.  Except as noted on Schedule 3.6, no assets necessary for or related to the conduct of the Business are owned or used by any Person other than the Transferors.  Other than the Business, none of the Transferor Parties or any of their respective Affiliates are engaged in any business or professional endeavors.

3.7          Litigation.  There are no Actions that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of the Transferors, threatened, nor have any of the Transferor Parties received any correspondence regarding any such pending or threatened Actions, with respect to any of the Transferor Parties that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing Actions, orders, judgments or decrees against or binding upon any of the Transferor Parties or any of the Transferred Assets, or that would prevent the performance by any of the Transferor Parties of the transactions contemplated by this Agreement.

3.8          Contracts.

(a)           The Transferor Parties have provided Parent with true, correct and complete copies of all Transferred Contracts.  Each of the Transferred Contracts is valid and effective in accordance with its terms, and is binding and enforceable against the relevant Transferor Party and, to the Transferors’ Knowledge, against each other party thereto and in full force and effect.  Each Transferor Party and, to the Transferors’ Knowledge, the other parties to the Transferred Contracts have performed all of their respective obligations required to be performed under the Transferred Contracts.  There is not under any of such Transferred Contracts (i) any existing or claimed default by any of the Transferor Parties or event which, with the notice or lapse in time, or both, would constitute a default by such Transferor Party or

(ii) to the Knowledge of the Transferors, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party.  There is no actual or, to the Knowledge of the Transferors, threatened termination, cancellation or limitation of any of the Transferred Contracts.  To the Knowledge of the Transferors, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Transferred Contracts.

(b)           The Transferred Contracts constitute all Contracts relating to the Business.

(c)           The Transferred Contracts, respectively, do not contain provisions relating to any of the following matters:

(i)            any covenant not to compete or confidentiality agreement of any of the Transferor Parties or for the benefit of another Person;

(ii)           any arrangement limiting the freedom of any of the Transferor Parties to conduct the Business in any manner or use the Transferred Assets in any manner;

(iii)          any agreement restricting transfer or sale by the Transferor Parties of the Transferor IP or the other Transferred Assets; and

(iv)          any rights granted to, or retained by, any Affiliate of any of the Transferor Parties or any member, manager, officer or employee of the Transferors.

3.9          Permits; No Required Consents.  Schedule 2.1(i) sets forth all Governmental Authorizations of all Governmental Authorities, necessary for the operation of the Transferred Assets and the Business in substantially the same manner as currently operated by the Transferors.  No Governmental Authorization of any Governmental Authorities are required to manufacture, use, sell or otherwise exploit the Transferred Assets consistent with the manner in which the Transferred Assets are or have been manufactured, used, sold or otherwise exploited by the Transferors.  Schedule 3.9 sets forth the Required Consents that must be obtained prior to the Closing Date.  Except as set forth in Schedules 2.1(i) and 3.9, no consents are required for the Transferor Parties to sell the Transferred Assets.

3.10        Compliance with Applicable Laws.  None of the Transferor Parties is in violation of any Applicable Law or any order, writ, injunction or decree of any Governmental Authority applicable to the Transferred Assets or the Business.  All documentation, correspondence, reports, data, analysis and certifications relating to or regarding the Transferred Assets filed or delivered (or, if amended, as of the date for which such amendment speaks) by or on its behalf to any Governmental Authority were true and accurate when so filed or delivered and remain, to the extent required by any Applicable Laws.

3.11        Intellectual Property.

(a)           Schedule 3.11(a) sets forth an accurate and complete list, as of the date hereof, of all Transferor IP and IT Assets.   The Transferors are the exclusive owners of the entire and unencumbered right, title and interest in and to, all Transferor IP and IT Assets purported to be owned by the Transferors, and the Transferors have a valid right to use all

Transferor IP and IT Assets in the ordinary course of the Business as currently conducted or as contemplated to be conducted free and clear of any and all Liens.  The consummation of the transactions contemplated under the Transaction Documents will not alter, impair, or extinguish any Transferor IP.

(b)           The Transferors have taken all commercially reasonable actions to maintain and protect their rights in the Transferor IP including, without limitation, by maintaining the confidentiality of its related Trade Secrets.  All Persons (including, without limitation present and former employees and independent contractors of the Transferors) who have developed any Transferor IP have executed and delivered to the Transferors a valid and enforceable agreement providing for an assignment to the Transferors with respect to such Person’s rights in any Transferor IP.  All Persons who have worked for the Transferors, whether as employees or independent contractors, in developing the Business or who had access to Transferor IP, also have executed and delivered to the Transferors a valid and enforceable agreement providing for the nondisclosure by such Person of any confidential information of the Transferors. All of such agreements are listed in Schedule 3.11(b) and copies thereof have been delivered to the Acquiring Parties.  All such agreements are and will continue to be in effect after the Closing and, to the Knowledge of the Transferors, there have been no breaches of such agreements or of any of any Transferors’ security measures or unauthorized access to the Transferor IP.  At no time during the conception or reduction to practice of any Transferor IP was any developer, inventor or other contributor to such Transferor IP operating directly or indirectly under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any third Person that could adversely affect the rights of the Transferors, and upon the Closing, the Acquiror to such Transferor IP.

(c)           To the Knowledge of the Transferors, all of the Transferor IP is valid, enforceable and subsisting.  The Transferors have not received any notice or claim challenging or questioning the ownership, validity or enforceability of any Transferor IP. The Transferor IP is not subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Transferor IP or that would impair the validity or enforceability of such Transferor IP.  The Transferors have timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the registered and applied for Intellectual Property listed on Schedule 3.11(a) (the “Transferor Registered IP”), and all documents, assignments, recordations and certificates necessary to be filed by the Transferors to demonstrate its ownership of the Transferor Registered IP and/or maintain the effectiveness of the Transferor Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in Australia or foreign jurisdictions, as the case may be, so that no item required to be listed in Schedule 3.11(a), has lapsed, expired or been abandoned or canceled other than in the ordinary course of the Transferors’ business.  Except as set forth on Schedule 3.11(c), none of the Transferor Registered IP requires any maintenance fees to be paid, affidavit of use to be filed or Taxes or actions falling due within six (6) months after the Closing.

(d)           Neither the Transferor IP nor the conduct by the Transferors of the Business as currently conducted or contemplated to be conducted conflicts with, infringes, misappropriates or dilutes any intellectual property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third Person.  The Transferors have not received any notice or claim asserting or suggesting that any such infringement, misappropriation or dilution may be occurring or has occurred (including, without limitation, offers to license), nor, to the Transferors’ Knowledge, is there any basis therefor.  To the Transferors’ Knowledge, no third party is misappropriating, infringing or diluting any Transferor IP.

(e)           Except as set forth on Schedule 3.11(e), to the Knowledge of the Transferors, no Open Source Software has been incorporated into or used or distributed with any of Transferors’ Software or otherwise used by the Transferors in any respect in or in connection with Transferors’ Software, in a manner that requires any publishing of Transferors’ Software source code.  To the Knowledge of the Transferors, none of Transferors’ Software is covered by or subject to any Open Source License that requires that source code to be published or made freely available.  To the Knowledge of the Transferors, the Transferors have not created any derivative work based upon any Open Source Software in a manner that requires that those derivative works be published or made feely available.  To the Knowledge of the Transferors, none of the Transferor IP itself is Open Source Software.

(f)            The Transferor Parties have provided the Acquiring Parties complete and accurate copies of all Intellectual Property Embodiments and Documentation.

(g)           In connection with the Business, to the Transferors’ Knowledge, the activities of the Transferors’ current and past managers, members, employees, officers and contractors in connection with their employment or contractual or other relationship with the Transferors did not and do not violate any agreements or arrangements that any such employees or consultants had or have with any former employer or any other Person.  No litigation (or other proceeding in or before any Governmental Authority or arbitral body) charging any Transferor with infringement or unauthorized or unlawful use of any Transferor IP, or alleging that any services provided by, processes used by, or products manufactured or sold by the Transferors infringe or misappropriate any Intellectual Property right of any third party, is pending, or to the Transferors’ Knowledge, threatened; nor, to the Transferors’ Knowledge, is there any reasonable basis for any such litigation or proceeding.

(h)           Schedule 3.11(h)(1) identifies all licenses and other agreements currently in effect pursuant to which the Transferors have licensed, distributed or otherwise granted any rights to any third party with respect to any Transferor IP.  The Transferors have not given any party an indemnity in connection with the Transferor IP.  Schedule 3.11(h)(2) identifies all licenses and other agreements currently in effect pursuant to which a third party has licensed, distributed or otherwise granted to a Transferor any rights to such third party’s Intellectual Property, Intellectual Property Embodiments and Documentation, Domain Names or Software that are used in connection with the Business (the foregoing constituting the “IP Agreements”). Except as set forth on Schedule 3.11(h)(3), the Transferor Parties are not obligated to pay any on-going license fees, royalties or any other amount to any other Person in connection with the IP Agreements, the operation of the Business, any license of the Transferor IP or any of the transactions contemplated hereunder, and have no liabilities thereunder.  Consummation of the transactions contemplated by this Agreement will not result in any increase of any fees with respect to any of the IP Agreements. Except as set forth on Schedule 3.11(h)(4), none of the parties to the Transferred Contracts have received, or have a right to receive, any discounts, special pricing or other benefits in connection with the Business other than those expressly set forth in the Transferred Contract entered into by such party.  No Transferor nor, to the Knowledge of the Transferors, any other party to any IP Agreement, is in breach or default thereof, and each IP Agreement is fully valid and enforceable in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(i)            The IT Assets operate and perform in all material respects in accordance with their operation and performance prior to the date of this Agreement.  The Transferors have implemented reasonable controls to prevent the introduction and use of any devices that enable or assist any Person to access without authorization the IT Assets or otherwise significantly adversely affect such IT Assets’ functionality.  To the Knowledge of the Transferors, no Person has gained unauthorized access to the IT Assets.

(j)            The Transferors’ operation of any web sites used in connection with the Business, and content thereof and data processed, collected, stored or disseminated in connection therewith, do not violate any Applicable Laws, or any Person’s right of privacy or publicity.  Each Transferor (i) has obtained all necessary permits, approvals, consents, authorizations or licenses to lawfully operate its web sites and to use its data and (ii) is operating its web sites and using its data in accordance with the scope of such permits, approvals, consents, authorizations or licenses.  The Transferors have posted a privacy policy governing the Transferors’ use of data, and disclaimers of liability on its web sites, and the Transferors have complied with such privacy policy in all material respects.  The Transferors have taken all steps in accordance with normal industry practice to secure its web sites and data, and any portion thereof, from unauthorized access or use by any Person.

3.12        Advisory Fees.  There is no broker, finder, agent or other intermediary who has been retained by or is authorized to act on behalf of any of the Transferor Parties or their respective Affiliates and is entitled to any fee, commission or reimbursement of expenses upon consummation of the transactions contemplated by the Transaction Documents. For the avoidance of doubt, no manager, member, employee or officer of any Transferor is considered to be a broker, finder, agent or other intermediary of the Transferor, even if they are acting as a finder for, or are planning to become employees of, an Acquiring Party.

3.13        Taxes.  Each Transferor Party has timely filed all Tax Returns required to be filed by such Transferor Party and all such Tax Returns have been true, correct, and complete in all material respects.  Each Transferor Party has timely paid all Taxes imposed on such Transferor Party when the same have become due.  Each Transferor Party has complied with all Applicable Laws relating to the withholding and collection of Tax with respect to the Business (including any withholding with respect to wages or other amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party), and has timely reported such amounts and paid them over to the applicable Governmental Authority.  There is no outstanding claim, audit or other examination or proceeding with respect to Taxes with respect to any Transferor Party and, to the Knowledge of the Transferors, no such claim, audit, examination or proceeding is threatened.  No claim has ever been made by a Governmental Authority in a jurisdiction where any Transferor does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax.  The Transferor Parties have complied in all material respects with all Applicable Laws with respect to the Business with respect to record retention of Tax records.  The Transferors do not have any obligation under any agreement providing for the allocation or sharing of Taxes or an agreement providing for an indemnification for Taxes.  True and complete copies of the Tax Returns of the Transferors for each of the three fiscal years ended as of June 30, 2012, June 30, 2011 and June 30, 2010, and the related schedules and work papers have been delivered by the Transferor Parties to the Acquiring Parties.  All documents relating to the Transferred Assets which have been entered into by the Transferor Parties which are required to be stamped have been duly stamped, and no Transferor Party has received any notice that any document relating to the Transferred Assets to which a Transferor Party is a party, have not been properly stamped under an applicable Tax law.

3.14        Financial Statements.  True and complete copies of (i) the audited consolidated balance sheets and the related consolidated statements of income and expenses, shareholders’ equity, and cash flows of the Business for each of the two fiscal years ended as of December 31, 2012, and December 31, 2011, together with all related notes and schedules thereto, accompanied by the reports thereon of the Transferors’ accountants (the “Transferor Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets and the related consolidated statements of income and expenses, shareholders’ equity, and cash flows of the Business for the quarterly period ended March 31, 2013, together with all related notes and schedules thereto accompanied by the reports thereon of Transferors’ accountants (the “Transferor Interim Financial Statements” and, together with the Transferor Audited Financial Statements, the “Transferor Financial Statements”) have been delivered or will be delivered by the Transferor Parties to the Acquiring Parties.  The Transferor Financial Statements (A) were prepared in accordance with the books of account and other financial records of the Transferors, (B) present fairly the consolidated financial condition and results of operations of the Transferors as of the dates thereof or for the periods covered thereby, (C) have been prepared in accordance with U.S. GAAP applied on a basis and (D) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Transferors and the results of the operations of the Transferors as of the dates thereof or for the periods covered thereby.

3.15        Absence of Liabilities, Changes and Events.  Since December 31, 2012, except as set forth on Schedule 3.15, none of the Transferor Parties has (a) incurred any debts, liabilities, claims against or obligations, and to the Transferors’ Knowledge, there is no reasonable legal basis therefor, that may adversely affect any of the Transferor Parties’ ability to perform his or its obligations hereunder or under the other Transaction Documents or may adversely affect the ownership of the Transferred Assets or the use thereof by the Acquiror in the manner currently used by the Transferors, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to liabilities on account of Taxes, other governmental charges, duties, penalties, interest or fines; (b) sold, assigned, transferred or licensed any tangible or intangible asset of the Transferors used in the operation of the Business other than in the Ordinary Course of Business; (c) modified or terminated any IP Agreements; (d) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of the Transferors who primarily perform services with respect to the Business other than in the Ordinary Course of Business; (e) agreed to take any action described in (a) through (d) above, or (f) had a Material Adverse Effect with respect to a Transferor.

3.16        Operation of the Business.  Since December 31, 2012, the Transferor Parties and their respective Affiliates have conducted the Business, including ownership and use of the Transferred Assets, only through the Transferors and not through any other divisions or any direct or indirect Subsidiary or Affiliate of any of the Transferor Parties.  Since December 31, 2012, the Transferors have operated the Business in the Ordinary Course of Business.  To the Knowledge of the Transferors, as of the date hereof, there are no material adverse changes, modifications or amendments contemplated to be made to any of the Transferred Contracts or any of Transferors’ existing, scheduled or planned revenue generating activities with respect to the Business.

3.17        Employment and Labor Matters.  Schedule 3.17 lists all employees of the Transferors who primarily perform services with respect to the Business (the “Designated Employees”).  The Transferors have complied in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.  With respect to the Designated Employees:

(a)           except for routine government inquiries, examinations and inspections which the Transferors have no reason to believe are material, there are no charges, governmental audits, investigations, administrative proceedings or complaints, grievances or actions concerning the employment practices of the Transferors pending, nor has any of the Transferor Parties been notified of any such matter being threatened, before any Governmental Authority and, to the Knowledge of the Transferors, no basis for any such matter exists;

(b)           No Transferor is a party to any union or collective bargaining agreement, no union attempts to organize its employees have been made, nor are any such attempts now threatened;

(c)           No Transferor has experienced any organized slowdown, work interruption, strike, or work stoppage by any of its employees;

(d)           none of such employees have filed any complaints against a Transferor or any managers, members, officers or employees of a Transferor, or initiated any Actions against any of the Transferor Parties or been subject to any disciplinary actions by a Transferor; and

(e)           The Transferor will not incur any Liability to any such employee or violate any Applicable Laws respecting employment and employment practices as a result of the transactions contemplated by this Agreement.

3.18        Employee Benefit Matters.

(a)           A true, correct and complete list of the names, titles, base salaries, bonus information, date of hiring, sick and vacation leave that is accrued and unused and all other benefits of the Designated Employees as of the date hereof is included on Schedule 3.18.  To the Transferors’ Knowledge, except as contemplated by this Agreement (i) it is not expected that any of the Designated Employees will be terminating employment with a Transferor prior to the

Closing Date or will not commence employment with the Acquiror as of the Closing Date,  (ii) none of the Designated Employees or former employees of the Transferors have violated any confidentiality agreement or covenant not to compete and (iii) none of the Designated Employees have violated (A) any material Applicable Laws in the course of their employment with a Transferor, or (B) any material Transferors’ policies, in each case excepting such violations as would not be expected to have a Material Adverse Effect with respect to a Transferor.  All former or current employees (whether or not Designated Employees) which have or had information or access to information regarding the Transferred Assets have entered into a customary confidentiality and covenant not to compete agreement with a Transferor which are and will continue to be in effect after the Closing.

(b)           Arising from their employment with a Transferor, the Designated Employees employment agreements are listed in Schedule 3.18 (the “Compensation Programs”).

(c)           With respect to the Designated Employees, the Transferors have made all superannuation contributions (i) required to avoid any liability for a superannuation guarantee charge under the Superannuation Guarantee (Administration) Act 1992 (Cth) and (ii) at the prescribed minimum level of superannuation set out in the contract of employment of each of the Designated Employees. As at the Closing Date, there are no outstanding payments or unpaid contributions with respect to superannuation on the part of the Transferors (whether or not in respect of the Designated Employees) beyond the period during which such contributions are required by Law to be paid. The Transferors have at all times complied with all applicable requirements of the Superannuation Guarantee (Administration) Act 1992 (Cth) concerning choice of fund.  None of the Designated Employees are members of a defined benefit superannuation scheme.

(d)           Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby or by the Transaction Documents will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any Designated Employee, (ii) increase any benefits otherwise payable to any Designated Employee, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

3.19        Insurance.  With respect to the Business, the Transferors maintain insurance policies that are customary and adequate, including, without limitation, general liability employer’s liability, business liability and errors and omissions policies.  All such insurance policies are listed on Schedule 3.19 and are in full force and effect and enforceable in accordance with their terms.  All of the Transferred Assets and the use of the Transferred Assets of an insurable nature are insured by the Transferors in such amounts and against such losses or risks as is customary and usual, as required by Applicable Law and as required by Contract.

3.20        Real Property.  The Transferors do not own a fee interest in any real property.  Schedule 3.20 sets forth a true, correct and complete list of all of the Transferors’ Leases.  The Transferor Parties have delivered true, complete and correct copies of all such Leases (including, all amendments, modifications and supplements thereof) to the Acquiring Parties and each such Lease is in full force and effect.  The relevant Transferor, as tenant under its Leases, is not in arrears in the payment of any rent under such Leases.

3.21        Books and Records.  The Transferors have made and kept (and given the Acquiring Parties access to) the books of account, minute books, stock or other ownership record books and other records of the Transferors relating to the Business, which, in reasonable detail, accurately and fairly reflect the activities of the Transferors related to the Business. The minute books of each Transferor contain accurate and complete records of all meetings held of, and corporate action taken by, the relevant Transferor’s directors and stockholders, and no such meeting has been held for which minutes have not been prepared or actions taken for which written consents have not been prepared, as applicable, and are not contained in such minute books. At the time of the Closing, all of such books and records will be in the possession of the Transferors.

3.22        Solvency.

(a)           Each Transferor Party is not now Insolvent and will not be rendered Insolvent by the transactions contemplated by this Agreement.

(b)           Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) each Transferor will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) each Transferor will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) taking into account all pending and threatened Actions, final judgments against a Transferor in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, each Transferor will be unable to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Transferor.

(c)           No bankruptcy, reorganization, debt arrangement or other case or Action under any bankruptcy or insolvency law has been commenced with respect to a Transferor.

3.23        No Other Agreements to Sell the Transferred Assets or Transferor Interests.  None of the Transferor Parties, nor any of their respective representatives or Affiliates, is a party to any Contract with any other Person (other than the Acquiring Parties with respect to clause (a) of this Section 3.23) to (a) sell, assign, transfer or effect a sale of the Business or any of the Transferred Assets, (b) issue, sell, assign, transfer or effect a sale of any Transferor Interests, or (c) effect any merger, consolidation, liquidation, dissolution or other reorganization of a Transferor, or to enter into any Contract or cause the entering into of any Contract with respect to any of the foregoing.

3.24        Affiliates.  Other than the Shareholders and the Principals, the Transferors are not controlled by any Person and the Transferors are not in control of any other Person.  Schedule 2.1(c) lists each Transferred Contract to which a Transferor Party and any Party or any of their Related Persons is a party.  Neither the Principals nor any of their respective Related Persons own, directly or indirectly, or otherwise has an interest in whole or in part, any tangible or intangible property (including the Transferor IP) that the Transferors use or the use of which is necessary for the conduct of the Business or the ownership or operation of the Transferred Assets.

3.25        Sophisticated Investor; Resale.  Each Transferor Party is a “sophisticated investor” within the meaning of section 708(8) of the Corporations Act or a “professional investor” within the meaning of section 708(11) of the Corporations Act.  The Transferor Parties, jointly and severally, represent, warrant, acknowledge and agree that the Parent Common Stock comprised in the Stock Consideration to be acquired by them at Closing under this Agreement (i) is being acquired as part of the consideration payable for the disposal of the Transferred Assets and (ii) is not, and will not be, acquired with the purpose of selling or transferring that Parent Common Stock, or granting, issuing or transferring interests in, or options over, that Parent Common Stock, within twelve (12) months after its issue.

3.26        Waiver of the Totem Shareholders Agreement Non-Compete.  Each Shareholder hereby waives any and all of its rights to enforce Section 18.1 of the Totem Shareholders Agreement in connection with any of the Transferor Parties’ performance of their respective obligations under this Agreement and any of the Transaction Documents.

3.27        Material Misstatements Or Omissions.  No representations or warranties by any of the Transferor Parties in this Agreement (including the Transferor Parties’ Disclosure Schedule) or any Transaction Document to which any of them is a party contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.  The Transferor Parties have furnished or caused to be furnished to the Acquiring Parties or any of their respective officers, directors, agents, employees or other representatives for review complete and correct copies of all agreements and documents set forth on or referred to in the Transferor Parties’ Disclosure Schedule.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES

In this Article 4, any reference to the “Knowledge of SFX” or “SFX’s Knowledge” means Parent’s actual knowledge after reasonable inquiry of Parent’s directors and executive officers (within the meaning of Rule 405 under the Securities Act).

Except as disclosed in that section of the document of even date herewith delivered by Parent to the Transferors prior to the execution and delivery of this Agreement (the “SFX Disclosure Schedule”; all references in this Article 4 to a “Schedule” mean a Schedule of SFX Disclosure Schedule) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the SFX Disclosure Schedule if it is reasonably apparent from the nature of the disclosure that it is applicable to another Section of this Agreement, each Acquiring Party represents and warrants to the Transferor Parties as follows:

4.1          Corporate Existence and Power.  Each of the Acquiring Parties is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing, and no certificate of dissolution has been filed, under the laws of the jurisdiction of its incorporation or formation.  Each of the Acquiring Parties has the corporate or limited liability company power to own its properties and to carry on its respective business as now being conducted and as proposed to be conducted.  Each of the Acquiring Parties has delivered or made available to the

Transferor Parties a true and correct copy of its charter, bylaws or equivalent organizational documents, each as amended to date.  No Acquiring Party is in violation of any of the provisions of its charter, bylaws or equivalent organizational documents.

4.2          Capital Structure.  The authorized capital stock of Parent consists of (i) 300 million shares of Parent Common Stock, of which there were issued and outstanding as of the close of business on the date hereof, 63,892,902 shares of Parent Common Stock, and (ii) 100,000,000 shares of preferred stock, par value US$0.001 per share, of which there were issued and outstanding as of the close of business on the date hereof, no shares of preferred stock of Parent.  All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the charter, bylaws or equivalent organizational documents of an or any agreement to which any Acquiring Party is a party or by which it is bound.

4.3          Authorization.  Each of the Acquiring Parties has all requisite corporate or limited liability company, as the case may be, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the consummation of the transactions contemplated by this Agreement and the Transaction Documents are within the corporate powers of each of the Acquiring Parties and have been duly authorized by all necessary corporate or limited liability company, as the case may be, action on the part of each of the Acquiring Parties.  This Agreement has been duly and validly executed by each of the Acquiring Parties and each of the Transaction Documents will be duly and validly executed by and does or will constitute the legal, valid and binding agreement of each of the Acquiring Parties, enforceable against such party in accordance with its terms (assuming execution by the other parties thereto), subject to general principles of equity (regardless of whether such enforceability is considered in an action in equity or at law).

4.4          Governmental Authorization, Other Consents.  The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the Transaction Documents to which such Acquiring Party is a party requires no action by, consent or approval of, or filing with any Governmental Authority or other Person other than any actions, consents or approvals otherwise expressly referred to in this Agreement and any filings that any Acquiring Party shall make in accordance with Applicable Law.

4.5          Litigation.  There are no Actions that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of SFX, threatened with respect to any Acquiring Party or any of their respective properties or officers or directors (in their capacities as such).  There are no Actions that seek to enjoin or rescind the transactions contemplated by this Agreement or the Transaction Documents, and there are no existing actions, orders, judgments or decrees against or binding upon any Acquiring Party that could reasonably be expected to prevent the performance by any Acquiring Party of the transactions contemplated by this Agreement.

4.6          Non-Contravention.  The execution, delivery and performance by each of the Acquiring Parties of this Agreement and the Transaction Documents to which such Acquiring Party is a party does not and will not (a) contravene or conflict with the organizational documents of any Acquiring Party, true and correct copies of which have been delivered to Transferor by such Acquiring Party; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon any Acquiring Party; or (c) contravene, conflict with or constitute a violation or breach of any agreement to which any Acquiring Party is a party.

4.7          Restrictions on Business Activities.  There is no agreement or order of a Governmental Authority binding upon any Acquiring Party which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of any Acquiring Party, any acquisition of property by any Acquiring Party or the conduct of business by any Acquiring Party.

4.8          Taxes.  Each Acquiring Party has timely filed all Tax Returns required to be filed by such Acquiring Party, if any, and all such Tax Returns have been true, correct, and complete in all material respects.  Each Acquiring Party has timely paid all Taxes imposed on such Acquiring Party, if any, when the same have become due.  Each Acquiring Party has complied with all Applicable Laws relating to the withholding and collection of Tax (including any withholding with respect to wages or other amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party related to such Acquiring Party), and has timely reported such amounts and paid them over to the applicable Governmental Authority.  There is no outstanding claim, audit or other examination or proceeding with respect to Taxes with respect to any Acquiring Party and, to the Knowledge of SFX, no such claim, audit, examination or proceeding is threatened.  Each Acquiring Party has complied in all material respects with all Applicable Laws with respect to such Acquiring Party with respect to record retention.  No Acquiring Party has any obligation under any agreement providing for the allocation or sharing of Taxes or an agreement providing for an indemnification for Taxes.

4.9          Employee Benefit Plans.  Other than as set forth on Schedule 4.9, no Acquiring Party has any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of any Acquiring Party, or any trade or business (whether or not incorporated) which is under common control with any Acquiring Party, with respect to which any Acquiring Party has liability or obligation.

4.10        Labor Matters.  No Acquiring Party is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by any Acquiring Party and, to the Knowledge of SFX, there are no activities or proceedings of any labor union to organize any such employees.

4.11        Compliance With Laws.  Each Acquiring Party has complied with, is not in violation of, and has not received any notices of violation with respect to, any Applicable Law with respect to the conduct of its respective business, or the ownership or operation of its respective business.

4.12        Issuance of Parent Common Stock.  Parent represents, warrants, acknowledges and agrees that the Parent Common Stock comprised in the Stock Consideration to be issued to the Transferor Parties at Closing under this Agreement is not, and will not be, issued (i) in connection with any fundraising activity undertaken or to be undertaken by Parent (but rather as part of the consideration payable for the acquisition of the Transferred Assets) nor (ii) with the purpose of the Transferors selling or transferring that Parent Common Stock, or granting, issuing or transferring interests in, or options over, that Parent Common Stock, within twelve (12) months after its issue.

4.13        No Other Representations and Warranties.  Except as expressly set forth in this Article 4, no Acquiring Party makes any representation or warranty, express or implied, at law or in equity, with respect to the Acquiring Parties, their affiliates, their businesses or financial condition or any of their assets, Liabilities or operations or any other matter, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1          Further Assurances.  The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement on a timely basis the transactions contemplated by this Agreement.  In addition, at such times and from time to time on and after the Closing Date, upon reasonable request by any of the Acquiring Parties, the Transferor Parties will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, licenses, powers of attorney, and assurances that may reasonably be required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, the Acquiror all of the Transferred Assets and to otherwise carry out the purposes of this Agreement.

5.2          Certain Filings. Without limiting the generality of Section 5.1, the Parties shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is reasonably necessary or appropriate, or any action, consent, approval or waiver from any party to any of the Transferred Contracts is reasonably necessary or appropriate, in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the Parties shall furnish information reasonably required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

5.3          Public Announcements; Confidentiality.

(a)           The Parties agree that prior to issuing any other press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, each Party shall so advise the other Party hereto, and the Parties shall thereafter use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.  Prior to the public filing with the SEC of Parent’s registration statement on Form S-1 in connection with the transactions contemplated by this Agreement and the Other Purchase Agreements (the “Registration Statement”), Parent shall not publicly disclose any details regarding the Consideration without the Transferors’ prior written consent.  Notwithstanding anything to the contrary contained herein, the Parties may, on a confidential basis, release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates, agents, accountants, attorneys, prospective lenders, advisors or investors.  Nothing in this Section 5.3 shall prevent the Acquiror or Parent from disclosing any information regarding the Transferor Parties, the Business, this Agreement (including the details regarding the Consideration) or the transactions contemplated hereby to Parent’s existing stockholders or other Persons with which or whom Parent or any of its Affiliates are contemplating a potential transaction.

(b)           “Confidential Information” means any confidential business or technical information relating to the operations, business plans, or intellectual property of the Business (and not the other operations of the Transferors) and includes without limitation Transferors’ Software, the Transferor IP, the Intellectual Property Embodiments and Documentation, the Equipment Embodiments and Documentation, in each case, relating to the Business, and all other confidential information relating to the Business, but excludes (i) information any of the Acquiring Parties discloses to any third party who has not agreed to non-disclosure restrictions similar to those contained in this Section 5.3(b); (ii) information that is or becomes known to the public or enter the public domain, other than by any fault of any of the Transferor Parties; (iii) information rightfully disclosed to any Transferor Party by a third party that is legally free to disclose such matters; and (iv) information developed by any Transferor Party, alone or with others, that does not utilize the Confidential Information.  Except as otherwise required by Applicable Law, a court of competent jurisdiction or the enforcement of this Agreement or the other Transaction Documents, from and after the Closing Date, none of the Transferor Parties shall, without the prior written consent of Parent, disclose to any other Person or use (whether for the account of the Transferors or any other party) any Confidential Information; provided, however that each Transferor Party may disclose to its members, accountants, attorneys and lenders Tax and financial information relating to its ownership and operation of the Business.  In the event that any Transferor Party believes that it is required to disclose any such Confidential Information pursuant to Applicable Laws, such Transferor Party shall give timely written notice to Parent so that Parent and its Affiliates may have an opportunity to obtain a protective order or other appropriate relief at the Acquiring Parties’ sole expense.  The Transferor Parties shall use commercially reasonable efforts to cooperate in any such action by Parent and its Affiliates at the Acquiring Parties’ sole expense.  Notwithstanding anything to the contrary set forth in this Section 5.3(b), the individual identities of an event, venue, promoter, artist or customer shall not be Confidential Information; however, any lists of customers comprising Transferred Assets shall not be so excluded.

5.4          Offer of Employment.  To the extent a Designated Employee is not party to an employment agreement with a Transferor that is a Transferred Contract, the Transferor Parties shall cooperate with the Acquiring Parties and shall use commercially reasonable efforts to seek to obtain on behalf of the Acquiring Parties the acceptance of an offer of employment by any Designated Employees that the Acquiring Parties may hereafter elect to employ, and the Transferor Parties consent to the Acquiring Parties or any of their respective Affiliates communicating directly with such Designated Employees about offers of employment commencing ten (10) days prior to the Closing Date or such earlier date as the Transferors may agree to in their sole discretion.  The Acquiring Parties shall make offers of employment to the Designated Employees on terms and conditions to be determined by the Acquiring Parties, provided that each offer of employment is on terms and conditions substantially similar to, and, considered on an overall basis, no less favorable than the Designated Employee’s terms and conditions of employment with the Transferor Parties.  The Acquiring Parties shall recognize each Designated Employee’s service with the Transferring Parties for the purposes of calculating all statutory entitlements and the Acquiring Parties shall assume liability for each Designated Employee’s accrued entitlement to annual leave, long service leave and personal leave.  The Transferor Parties agree to release each Designated Employee from his or her employment effective from the date on which the Designated Employee will commence employment with the Acquiring Parties.  Each Principal has agreed by his execution of this Agreement to execute and deliver at Closing an employment agreement, substantially in the form attached hereto as Exhibit B (the “Employment Agreement”), to Parent or, if directed by Parent, one of Parent’s Affiliates.  Except for obligations to the Transferors, to the Knowledge of the Transferors, the Principals are not obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (a) conflicts or may conflict with their agreements and obligations to use their commercially reasonable efforts to promote the interests of the Acquiring Parties, (b) conflicts or may conflict with the business or operations of the Acquiring Parties, or (c) restricts or may restrict the use or disclosure of any information that may be useful to the Acquiring Parties.  Without regard to whether the Acquiror employs the Principals or the Designated Employees, the Transferors shall be solely responsible for all outstanding payments due to the Principals and the Designated Employees under their existing terms of employment with the Transferors (including but not limited to salary, severance obligations or any other payment, except as otherwise provided for in this Section 5.4) through the Closing Date and the Transferor Parties acknowledge and agree that none of the Acquiring Parties shall assume or in any fashion be bound by any employment Contract between a Transferor and the Principals or a Designated Employee.

5.5          Assignment of Contracts and Claims.  Notwithstanding any other provisions of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (a) any Contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given or (b) any Contract or claim as to which all of the remedies for the enforcement thereof enjoyed by a Transferor would not, as a matter of law or by their terms, pass to the Acquiror as an incident of the transfers and assignments to be made under this Agreement.  Nothing in this Section 5.5 shall relieve a Transferor of its obligations to obtain any Required Consents required for the transfer of the Transferred Assets and all rights thereunder to the Acquiror.

5.6          Third Party Notification.  Each Party agrees to inform any actual or potential third party purchasers, licensees, or transferees of the restrictions imposed by the Transaction Documents on the rights licensed to or retained by the Transferors, and on the rights acquired by the Acquiror, in this transaction.

5.7          Non-Solicitation.

(a)           Restricted Conduct.  Each Principal agrees that he shall not, and shall cause his controlled Affiliates not to, for the Restricted Period in the Restricted Area, directly or indirectly (i) hire or offer employment to or seek to hire any Designated Employee or any other employee of any Acquiring Party or any successor or Affiliate thereof, unless such Acquiring Party first terminates the employment of such employee or gives its written consent to such employment or offer of employment, (ii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any such Designated Employee or any other such employee of any Acquiring Party or any successor or Affiliate thereof, to leave the employ of his or her employer, (iii) induce, solicit, persuade or encourage (or in any manner attempt to induce, solicit, persuade or encourage), or cause or authorize any other Person to induce, solicit, persuade or encourage, any Person to cease, diminish or not commence doing business with any Acquiring Party or any successor or Affiliate thereof or (iv) disparage the Business or any Acquiring Party or any successor or Affiliate thereof to any Person.

(b)           Enforceability.  The terms of this Section 5.7 are a material inducement to the Acquiring Parties to enter into this Agreement and the Transaction Documents to which they are a party and to consummate the transactions contemplated hereunder and thereunder.  The Parties acknowledge and agree that any violation of this Section 5.7 will result in irreparable injury to the Acquiring Parties and agree that the Acquiring Parties shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.7, which rights shall be cumulative and in addition to any other rights or remedies to which the Acquiring Parties may be entitled.  The Parties acknowledge and agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 5.7 should be interpreted in such a manner as to be effective and valid under Applicable Law.  In the event any portion of this Section 5.7 shall be held to be illegal or unenforceable, the remainder of this Section 5.7 shall remain in full force and effect.  If any of the restrictions contained in this Section 5.7 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with Applicable Law.

5.8          Non-Competition.

(a)           For the Restricted Period in the Restricted Area, each Principal agrees that he shall not, and shall cause his controlled Affiliates not to, directly or indirectly, (i) solicit, induce or cause any Person with whom that Transferor Party had a business relationship with respect to the Business to reduce or terminate such Person’s business relationship with an Acquiring Party or any of their respective Affiliates or their successors or assigns; and none of the Transferor Parties shall, directly or indirectly, approach any such Person for any such purpose, or authorize or assist in the taking of any of such actions for any such purpose, (ii) engage in any Restricted Activity, (iii) acquire, or own in any manner, any interest in any Person that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with any aspect of any of Restricted Activity, or (iv) be interested in (whether as an owner, director, officer, partner, member, manager, joint venturer, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity; provided, however, that this Section 5.8 shall not apply to the ownership of less than five percent (5%) of the outstanding stock of any Person who has a class of securities that is publicly traded.

(b)           The Parties acknowledge that the acquisition of the Business and the goodwill of the Business is an essential component of the transactions contemplated hereby, and believe that the goodwill of the Transferors and of the Business is a valuable asset and an essential inducement to the Acquiring Parties to enter into this Agreement and to consummate the transactions to be consummated pursuant to this Agreement.  The Parties acknowledge that it could substantially dilute the value of such goodwill if any of the Transferor Parties violated any of the provisions of Section 5.8.  In order to induce the Acquiring Parties to enter into this Agreement and as a condition precedent to the consummation of the transactions contemplated by this Agreement, each of the Transferor Parties agrees, insofar as he or it acts in its capacity as a selling equity holder, or a controlling person thereof, and not as an employee, a manager, a member of a management board or a consultant, to accept and be bound by the restrictions as set forth in Section 5.8(a).  In addition, the Parties acknowledge and agree that the provisions of Section 5.8(a) and the period of time, geographic area and scope and type of restrictions on its activities set forth in such Section, are reasonable and necessary for the protection of the Acquiring Parties, which are paying substantial consideration and other benefits to the Transferor Parties in consideration for the covenants of the Transferor Parties hereunder.

(c)           If any provision contained in any of Section 5.8(a) shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such provision shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (ii) in its reduced form, such provision shall then be enforceable, but such reduced form of provision shall only apply with respect to the operation of such provision in the particular jurisdiction in or for which such adjudication is made.  It is the intention of the Parties that the provisions of Section 5.8(a) shall be enforceable to the maximum extent permitted by Applicable Law.

(d)           The Parties acknowledge and agree that any breach or threatened breach of the covenants or other provisions contained in Section 5.8(a) may cause the Acquiring Parties material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Acquiring Parties shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach and recovery of costs and expenses including, but not limited to, attorneys’ fees and expenses), be entitled to seek specific performance and injunctive relief (including, without limitation, a temporary and/or permanent restraining order and/or a permanent injunction) in respect of any breach or threatened breach of any of such covenants or provisions.

5.9          Business Examinations and Physical Investigations of Transferred Assets.  Prior to the Closing, the Acquiring Parties shall be entitled, through their respective employees and representatives, including, without limitation, their respective auditors, and consultants and advisors, to make such investigations and examinations of the Business, the Transferred Assets, the books and records of the Transferors relating to the Business and the affairs and financial condition of the Transferors relating to the Business as the Acquiring Parties may request for the purpose of familiarizing the Acquiring Parties with the Business.  In order that the Acquiring Parties may have the full opportunity to do so, the Transferors shall furnish the Acquiring Parties and their respective representatives during such period with all information concerning the

Business, the Transferred Assets and the affairs and financial condition of the Transferors as the Acquiring Parties or such representatives may reasonably request and cause the Transferors’ officers, employees, consultants, agents, accountants and attorneys to use commercially reasonable efforts to cooperate with the Acquiring Parties and such representatives and to provide all such information and documents requested by the Acquiring Parties and/or such representatives.

5.10        Required Consents. The Transferor Parties shall use commercially reasonable efforts to obtain all Required Consents for all Transferred Contracts as promptly as practicable after the date hereof and shall cooperate with the Acquiring Parties in connection with the foregoing.  If Schedule 2.1(c) reflects that a contract is still under review, or if a Required Consent is not obtained prior to the Closing and the Acquiring Parties elect to waive the condition that such Required Consent be obtained prior to Closing, (a) the relevant Transferors shall continue to use commercially reasonable efforts to obtain such Required Consent as promptly as practicable after the Closing Date, (b) the relevant Transferors shall continue to maintain in effect the lease for its 1st Floor, 4-6 Duke St, Windsor, Victoria office, and shall permit the Principals to continue to use their existing office at 1st Floor, 4-6 Duke St, Windsor, Victoria on behalf of the Acquiror at no charge, until the Required Consent relating thereto is obtained or the Acquiror notifies the relevant Transferors that it has elected not to accept such Transferred Contract, (c) until such time as Required Consents are obtained for any other Transferred Contract for which a Required Consent is necessary, the relevant Transferors shall, without any cost to the Acquiror, provide the Acquiror with all benefits of the relevant Transferors under such Transferred Contracts, (d) the Acquiror may at any time elect not to accept an assignment of a Transferred Contract for which a Required Consent has not been obtained or if Schedule 2.1(c) reflects that a contract is still under review, in which event neither of the Acquiring Parties shall have any obligations thereunder and such Transferred Contract shall instead be part of the Excluded Assets, and (e) at such time as such Required Consents are obtained after the Closing or the Acquiror elects to accept a Transferred Contract which was still under review, the relevant Transferors shall, within three (3) Business Days of request by the Acquiror, deliver to the Acquiror an executed assignment and assumption agreement with respect to such Transferred Contract.

5.11        Conduct of the Business.

(a)           Affirmative Covenants.  Each of the Transferor Parties covenants and agrees that, between the date hereof and the earlier of (A) the Closing or (B) the termination of this Agreement, the Transferor Parties (solely to the extent it relates to the Business) shall:

(i)            conduct the Business in the Ordinary Course of Business;

(ii)           use reasonable efforts to preserve intact in all material respects the business organization of the Business and the Transferor Parties’ relationships with employees, customers, strategic partners, suppliers, distributors, landlords and others with whom the Transferor Parties deal with in connection with the conduct of the Business and in the Ordinary Course of Business of the Business;

(iii)          pay the Transferors’ accounts payable and other obligations in connection with the Business when they become due and payable in the Ordinary Course of Business;

(iv)          perform all of the Transferors’ obligations under all Contracts to which a Transferor is a party, by which a Transferor or any of the Transferred Assets is bound or affected in connection with the Business or pursuant to which a Transferor is an obligor or beneficiary in connection with the Business, and comply in all material respects with all Applicable Law in connection with the Business;

(v)           maintain the Transferred Assets in a state of repair and condition that complies in all material respects with Applicable Law and is consistent with the requirements and normal conduct of the Business;

(vi)          continue in full force and effect its insurance policies;

(vii)         maintain the Transferors’ books and records in connection with the Business consistent with the Ordinary Course of Business; and

(viii)        confer with the Acquiror concerning operational matters of a material nature in connection with the Business and otherwise report periodically to the Acquiror concerning the state of the Transferors’ Business.

(b)           Negative Covenants.  Each of the Transferor Parties covenants and agrees that, between the date hereof and the earlier of (A) the Closing or (B) the earlier termination of this Agreement, without the prior written consent of the Acquiror, the Transferor Parties (solely to the extent it relates to the Business) shall not:

(i)            except in the Ordinary Course of Business, cause the Transferors to enter into, assume or become subject to any Contract in connection with the Business;

(ii)           amend, waive any right under, renew, cancel or terminate any of the Transferred Contracts without the prior written consent of the Acquiror, which consent shall not be unreasonably withheld or delayed;

(iii)          grant or announce any increase in the salaries, bonuses or other benefits payable by a Transferor to any of the Designated Employees to be offered employment by either of the Acquiring Parties, other than as required by Applicable Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases consistent with the past practices of the Transferors;

(iv)          institute, adopt or amend any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any of the Designated Employees to be offered employment by either of the Acquiring Parties, other than as required by Applicable Law;

(v)           change any method of accounting or accounting practice or policy used by the Transferors other than such changes required by Australian GAAP or U.S. GAAP;

(vi)          fail to exercise any rights of renewal with respect to any of the Transferors’ Leased Real Property that by its terms would otherwise expire;

(vii)         settle or compromise any claims of a Transferor in connection with the Business (other than Excluded Assets) except in the Ordinary Course of Business;

(viii)        permit or allow any of the Transferred Assets to be subjected to any Lien;

(ix)          incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(x)           sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, real, personal or mixed (including leasehold interests and intangible property) of a Transferor used in connection with the Business; or

(xi)          agree, whether in writing or otherwise, to take any of the actions specified in this Section 5.11, except as contemplated by this Agreement and the other Transaction Documents.

5.12        No Solicitation or Negotiation.  Each of the Transferor Parties agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Transferor Parties nor any of their respective Affiliates, officers, managers, members, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the Transferor Interests or any Transferred Assets or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Business or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.  Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, each of the Transferor Parties immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, each of the Transferor Parties shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.  Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, each of the Transferor Parties agrees not to, without the prior written consent of the Acquiring Parties, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which such Transferor Party is a party.

5.13        Satisfaction of Obligations to Creditors.  At or prior to the Closing Date, the Transferor Parties will satisfy or cause to be satisfied all obligations of a Transferor owed to its creditors or take other action or obtain other consents necessary to permit the Acquiror to obtain clear title to the Transferred Assets free of all Liens other than for Assumed Liabilities, and the Transferor Parties will deliver or cause to be delivered to the Acquiror termination statements, releases and other appropriate evidence requested by Parent to the effect that no Liens against the Transferred Assets other than Liens for Assumed Liabilities exist as of the completion of the Closing.

5.14        Access to Information.

(a)           Except as prohibited by Applicable Law, each of the Transferor Parties shall afford the Acquiring Parties and their respective accountants, counsel, agents, employees, financing sources and representatives reasonable access during normal business hours during the period through the Closing Date to (i) all of their respective properties, books, contracts, commitments and records, and (ii) all other information concerning their respective businesses, properties and personnel, as an Acquiring Party may reasonably request.  Each of the Transferor Parties agrees to provide to the Acquiring Parties and their respective accountants, counsel, agents, employees, financing sources and other representatives copies of internal financial statements and projections promptly upon request.

(b)           Subject to compliance with Applicable Law, from the date hereof until the Closing Date, each of the Transferor Parties shall confer with the Acquiring Parties on a regular basis to report matters of materiality relating to the transactions contemplated by this Agreement and with respect to the Business.

(c)           Each of the Transferor Parties shall provide the Acquiring Parties and their accountants, counsel, agents, employees, financing sources and representatives reasonable access, during normal business hours during the period through the Closing Date, to all of their respective Tax Returns and other records and workpapers relating to Taxes.

5.15        Parent SEC Documents.  (a)  Each of the Transferor Parties shall promptly furnish to Parent in writing all information concerning such Transferor Party that may be required by applicable securities laws or reasonably requested by Parent for inclusion in any registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents filed or furnished by Parent under the Securities Act or the Exchange Act, as the case may be, including the unaudited consolidated balance sheets and the related consolidated statements of income and expenses, shareholders’ equity, and cash flows of the Business for the fiscal year ended as of June 30, 2013, together with all related notes and schedules thereto, and together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, such documents and any other documents to be filed by Parent with the SEC (collectively, the “Parent SEC Documents”).  Each of the Transferor Parties agrees to promptly correct any information provided by it for use in any Parent SEC Document, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by Applicable Law.  With respect to any Parent SEC Document that references a Transferor Party by name, such Transferor Party and his, her or its counsel, shall be given a reasonable opportunity to review such Parent SEC Document before it is filed with the SEC, and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by such party.  In addition, with respect to any Parent SEC Document that references a Transferor Party by name, Parent shall provide such Transferor Party and his, her or its counsel, with copies of any written comments, and shall inform them of any oral comments, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to any Parent SEC Document promptly after receipt of such comments, and any written or oral responses thereto.  With respect to any Parent SEC Document that references a Transferor Party by name, such Transferor Party and his, her or its counsel, shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by such party.

(b)           From and after the date hereof, each of the Transferor Parties shall (i) provide Parent and its accountants, counsel, agents and employees with such information concerning the Business, (ii) provide Parent and its accountants, counsel, agents and employees with reasonable access, during normal business hours and in a manner as not to interfere with their respective normal business operations, to their respective accounting personnel and independent auditors (and each of the Transferor Parties shall cause such persons to reasonably assist Parent and its accountants, counsel, agents and employees with the preparation of any pro forma financial statements or other financial statements required in connection with a Parent SEC Document) and (iii) as may be required by the independent auditors, deliver representation letters, or cause their legal counsel to deliver audit response letters, to such independent auditors, in each case, as Parent may reasonably require in connection with Parent’s preparation and filing with the SEC of any Parent SEC Documents.  In the event that the SEC makes any review or inquiry with respect to information provided by any of the Transferor Parties, including any such inquiry regarding such financial statements, as promptly as practicable after being notified by Parent of such review or inquiry, such Transferor Party will provide such reasonable cooperation and assistance as may be required by Parent in responding to such review or inquiry.

(c)           Each of the Transferor Parties agree to use its best efforts to obtain the required consent of the Transferors’ accountant for inclusion of the Transferor Financial Statements in any other Parent SEC Documents or otherwise as reasonably requested by Parent.

(d)           For a period of five (5) years following the date of creation of the relevant document, the Transferor Parties shall (i) retain the books and records of the Transferors which relate to the Business and its operations for periods prior to the Closing and which shall not otherwise have been delivered to the Acquiring Parties and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Acquiring Parties reasonable access (including the right to make photocopies, at the Acquiring Parties’ expense), during normal business hours, to such books and records.

(e)           Parent shall pay, or reimburse Transferors, for all reasonable and documented costs, fees and expenses incurred by Transferors in connection with the conversion of any financial statements of the Transferors that have been prepared in accordance with Australian GAAP into financial statements prepared in accordance with U.S. GAAP, as contemplated and required by Section 3.14.

5.16        Australian GST.

(a)           Unless expressly stated otherwise in this Agreement, all amounts payable or consideration to be provided under this Agreement are exclusive of Australian GST.

(b)           The Acquiring Parties and the Transferor Parties acknowledge and agree that the supply of the Transferred Assets under this Agreement is the supply of a going concern for the purposes of section 38-325 of the GST Act.

(c)           The Transferor Parties warrant that:

(i)            the Transferred Assets are all of the things that are necessary for the continued operation of the Business; and

(ii)           the Transferor Parties will carry on the Business until the day of the supply of the Transferred Assets under this Agreement.

(d)           The Acquiror warrants that it will be registered for Australian GST at the time the Transferred Assets are supplied to it pursuant to this Agreement.

(e)           If, despite the agreement contained in Section 5.16(b), Australian GST is payable on any supply made under or in connection with this Agreement, for which the consideration is not expressly stated to include Australian GST, the recipient agrees to pay to the supplier an additional amount equal to the Australian GST payable at the same time that the consideration for the supply, or the first part of the consideration for the supply (as the case may be), is to be provided.  However:

(i)            the recipient need not pay the additional amount until the supplier gives the recipient a tax invoice or an adjustment note;

(ii)           if an adjustment event arises in respect of the supply, the additional amount must be adjusted to reflect the adjustment event and the recipient or the supplier (as the case may be) must make any payments necessary to reflect the adjustment; and

(iii)          this Section 5.16(e) does not apply to the extent that the Australian GST on the supply is payable by the recipient under Division 84 of the GST Act.

(f)            If a Party is required under this Agreement to indemnify another Party, or pay or reimburse costs of another Party, that Party agrees to pay the relevant amount less any input tax credits to which the other Party (or to which the representative member for a GST group of which the other Party is a member) is entitled.

(g)           For the purposes of this Section 5.16, a term which has a defined meaning in the GST Act has the same meaning when used in this Section 5.16.

5.17        Dissolution of Transferors.  Concurrently with the Closing, the Transferor Parties shall cause Totem Onelove Group and Totem Industries to dissolve and wind up their respective businesses in accordance with Applicable Law.

5.18        Registration Statement.  Provided that the Parties are party to a mutually satisfactory confidentiality/non-disclosure agreement in favor of Parent which covers the Registration Statement and all information contained therein, not fewer than forty-eight (48) hours prior to the Closing, and upon not fewer than four (4) Business Days prior notice to the

Principals, Parent shall make available for review, for a period of twelve (12) hours in a conference room at the offices of King & Wood Mallesons at Level 50, Bourke Place, 600 Bourke Street, VIC 3000, to the Principals and their respective legal counsel, a redacted copy of the Registration Statement most recently filed with the SEC.  For the avoidance of doubt, this Section 5.18 shall permit the Principals and their respective legal counsel to review such redacted copy of the Registration Statement only once during the period prior to Closing.

ARTICLE 6
CONDITIONS TO THE ACQUIRING PARTIES’ OBLIGATIONS

The obligations of the Acquiring Parties to consummate the transactions provided for hereby are subject to the satisfaction (or, to the extent legally permissible, the waiver by the Acquiror in writing), on or prior to the Closing Date, of each of the following conditions:

6.1          Representations, Warranties and Covenants.  (a) All representations and warranties of the Transferor Parties shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case at and as of such earlier date), and (b) each of the Transferor Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each such Party prior to or on the Closing Date.  The Transferor Parties shall have delivered to the Acquiring Parties a certificate in form and substance reasonably satisfactory to the Acquiring Parties dated as of the Closing Date and executed by the Transferor Parties to all such effect.

6.2          Governmental Authorizations; Regulatory Compliance.  All Governmental Authorizations, if any, required to consummate the transactions contemplated by this Agreement shall have been obtained or made, without any limitation, restriction or condition not already applicable to the Transferor Parties being imposed on any Acquiring Party or any of their Affiliates or their ownership or use of any of the Transferred Assets or the conduct or operation of the Business.  The Transferor Parties shall have complied with all Regulations applicable to them in connection with the consummation of the transactions contemplated by this Agreement.

6.3          Required Consents.  All Required Consents required for the assignment of those Transferred Contracts set forth on Schedule 3.9 shall have been obtained or made, and no limitation, restriction or condition not already applicable to the Transferor Parties shall be imposed in connection with such Required Consents on any Acquiring Party or any of their Affiliates or their ownership or use of any of the Transferred Assets or the conduct or operation of the Business.

6.4          No Injunction, etc.  Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority.  No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

6.5          Transaction Documents.  Each Transferor Party shall have executed and delivered to the Acquiring Parties all Transaction Documents to which such Transferor Party is a party.

6.6          Employment Agreement.  Each of the Principals shall have executed and delivered to an Acquiring Party or one of its Affiliates the Employment Agreement.  The commencement of each Employment Agreement shall be the Closing Date.

6.7          Designated Employees.  Parent, the Acquiror or one of their respective Affiliates, shall have entered into such other employment arrangements or understandings concerning the employment of the Designated Employees as shall be satisfactory to the Acquiring Parties in their sole discretion, which employment arrangements or understandings shall be in full force and effect upon the Closing.

6.8          Audited Financial Statements.  Parent shall have received the Transferor Financial Statements set forth in Section 3.14, the unaudited consolidated balance sheets and the related consolidated statements of income and expenses, shareholders’ equity, and cash flows of the Business for the fiscal year ended as of June 30, 2013 (together with all related notes and schedules thereto) and any other financial statements required under Section 5.15, in each case, audited or reviewed, as the case may be, by SFX’s Accountant.

6.9          Absence of Liens.  The Transferor Parties shall have satisfied or caused to be satisfied all obligations of Transferors owed to its creditors or taken other action or obtained other consents necessary to permit Acquiror to obtain clear title to the Transferred Assets free of all Liens other than for Assumed Liabilities, and the Transferor Parties shall have delivered or caused to be delivered to Acquiror termination statements, releases and other appropriate evidence reasonably requested by Parent to the effect that no Liens against the Transferred Assets other than Liens for Assumed Liabilities exist, including evidence that all security interests set forth on Schedule 3.5 have been extinguished.

6.10        No Material Adverse Effect.  No Material Adverse Effect with respect to a Transferor shall have occurred.

ARTICLE 7
CONDITIONS TO THE TRANSFEROR PARTIES’ OBLIGATIONS

The obligations of the Transferor Parties to consummate the transactions provided for hereby are subject to the satisfaction (or, to the extent legally permissible, the waiver by the Transferors in writing), on or prior to the Closing Date, of each of the following conditions:

7.1          Representations, Warranties and Covenants.  (a) All representations and warranties of the Acquiring Parties contained in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent expressly by its terms made as of an earlier date, in which case at and as of such earlier date), and (b) each of the Acquiring Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each such Party prior to or on the Closing Date.  Each Acquiring Party shall have delivered to the Transferors a certificate in form and substance satisfactory to the Transferors dated as of the Closing Date and executed by an authorized officer to all such effect.

7.2          No Injunction, etc.  Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority.  No court or other Governmental Authority shall have determined or asserted that any Applicable Law makes illegal the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

7.3          Transaction Documents.  The Acquiring Parties shall have executed and delivered to the Transferor Parties all Transaction Documents to which any of them is a party.

ARTICLE 8
CLOSING

8.1          Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on a date determined by Parent, in its sole discretion, following the date that all the conditions set forth in Articles 6 and 7 are satisfied or, if permissible, waived on or prior to such date (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing); provided, however, that, in no event shall the Closing occur later than 60 days following the satisfaction and/or waiver of such conditions.  The date on which the Closing occurs shall be referred to as the “Closing Date”.

8.2          Closing Deliveries.

(a)           At the Closing, Parent shall:

(i)            pay, or cause to be paid, an amount equal to the Cash Payment minus the Deposit to, or as directed by, the Transferors;

(ii)           deliver a written direction to the Stakeholder to release the Deposit to, or as directed by, the Transferors;

(iii)          deliver original stock certificates evidencing the Stock Consideration to, or as directed by, the Transferors;

(iv)          deliver, or cause to be delivered, to the Transferors the Transaction Documents duly executed by the Acquiring Parties, as applicable; and

(v)           deliver, or cause to be delivered, to the Transferors a certificate, in form and substance reasonably satisfactory to the Transferors, signed by an authorized officer of each of the Acquiring Parties certifying the matters described in Section 7.1.

(b)           At the Closing, the Transferor Parties shall, jointly and severally:

(i)            deliver, or cause to be delivered, to the Acquiror the Transferred Assets, including, without limitation, copies of all books, records, files, and documents of the Transferors relating to any of the Transferred Assets or otherwise related or necessary to the commercial exploitation of the Transferred Assets or the Business, and without limiting the foregoing, electronic media including complete and accurate copies of all Intellectual Property Embodiments and Documentation, with all electronic media to be delivered fully functioning; provided that if the Acquiror waives the closing condition that a Required Consent be obtained for any Transferred Contract, such Transferred Contract shall not be assigned to the Acquiror at the Closing, but shall instead be assigned at such time as the Required Consent is obtained;

(ii)           deliver, or cause to be delivered, to the Acquiror the Transaction Documents duly executed by the Transferor Parties, as applicable;

(iii)          deliver, or cause to be delivered, to the Acquiror a certificate, in form and substance reasonably satisfactory to the Acquiring Parties, signed by an authorized officer of each of the Transferor Parties certifying the matters described in Section 6.1;

(iv)          deliver, or cause to be delivered, to the Acquiror all Required Consents set forth on Schedule 3.9 and all Governmental Authorizations required to consummate the transactions contemplated by this Agreement;

(v)           deliver, or cause to be delivered, to the Acquiror evidence of the dissolution of the Transferors in accordance with Section 5.17.

ARTICLE 9
INDEMNIFICATION

9.1          Transferor Parties’ Agreement to Indemnify.  The Transferor Parties shall, jointly and severally, indemnify and hold harmless the Acquiring Parties and their Affiliates, directors, managers, members, officers, employees, attorneys, agents, representatives, successors and permitted assigns (collectively, the “Acquiring Party Indemnitees”) in respect of any and all Damages reasonably incurred by any Acquiring Party Indemnitee in connection with, or resulting from, any or all of the following:

(a)           any breach of any representation or warranty made by any of the Transferor Parties in this Agreement or the Transaction Documents, without regard and without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty;

(b)           any breach in the performance of any covenant, agreement or obligation of any of the Transferor Parties contained in this Agreement or the Transaction Documents;

(c)           any Liabilities of any of the Transferor Parties or their respective Affiliates, other than the Assumed Liabilities;

(d)           except as otherwise provided in this Agreement or any of the Transaction Documents, any Tax for which any of the Transferor Parties is or becomes liable; and

(e)           any fees, expenses or other payments incurred or owed by any of the Transferor Parties to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and the Transaction Documents.

9.2          Acquiring Parties’ Agreement to Indemnify.  The Acquiring Parties shall, jointly and severally, indemnify and hold harmless the Transferor Parties and their attorneys, agents,

representatives, successors and permitted assigns (collectively, the “Transferor Party Indemnitees”) in respect of any and all Damages reasonably incurred by any Transferor Party Indemnitee to the extent caused by any or all of the following:

(a)           any breach of any representation or warranty made by any Acquiring Party in this Agreement or the Transaction Documents, without regard and without giving effect to any “materiality”, “Material Adverse Effect” or similar qualification contained in any such representation or warranty;

(b)           any breach in the performance of any covenant, agreement or obligation of any Acquiring Party contained in this Agreement or the Transaction Documents;

(c)           any Assumed Liabilities;

(d)           any Transfer and Sales Taxes in connection with the transactions contemplated hereunder;

(e)           the operation of the Business after the Closing; and

(f)            any fees, expenses or other payments incurred or owed by any of the Acquiring Parties to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement or the Transaction Documents.

9.3          Limitations on Duties to Indemnify.  Except for (i) their duty to indemnify the other party for claims of fraud, gross negligence, actions taken in bad faith or intentional misrepresentation of material facts, the Parties’ respective indemnification obligations for a breach of a representation or warranty (other than Excluded Representations and Warranties) shall be subject to each of the following limitations:

(a)           An Indemnifying Party has no obligation to indemnify any Indemnitee unless the aggregate of all Damages for which the Indemnifying Party would be liable exceeds on a cumulative basis an amount exceeding AUS$250,000 (the “Threshold Amount”), whereupon the amount of all such Damages (above and below the Threshold Amount), and all subsequent Damages, shall become due and payable.

(b)           The maximum amount of liability that the Transferor Parties may have by reason of this Agreement or the Transaction Documents to any Acquiring Party Indemnitees or any other Person, in the aggregate, with respect to claims for indemnification under this Article 9 or under any other theory of recovery shall be AUS$22,500,000, including costs of defense.

9.4          Survival of Representations, Warranties and Covenants.

(a)           All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in this Agreement and all claims of any Acquiring Party Indemnitee or Transferor Party Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this

Agreement, shall survive the execution of this Agreement, and shall expire 18 months following the Closing Date, except that:

(i)            the covenants, agreements or obligations of any of the Transferor Parties or any of the Acquiring Parties which by their terms are to be performed after the execution of this Agreement shall survive the Closing Date and shall not expire unless otherwise expressly provided in this Agreement, including, without limitation, the covenants, agreements or obligations of any of the Transferor Parties or any of the Acquiring Parties in Sections 5.7, 5.8, 9.1, 9.2 and 9.4; and

(ii)           the Excluded Representations and Warranties, and all claims of any Transferor Party Indemnitee or Acquiring Party Indemnitee in respect of any breach of any such representation or warranty, shall survive the Closing Date and shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

(b)           Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 9.5 has been given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification thereon may be pursued, until the final resolution of such claim.

(c)           Notwithstanding anything herein to the contrary, indemnification for claims which arise out of the fraud, gross negligence, action taken in bad faith or intentional misrepresentation of the Indemnifying Party shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

(d)           No Indemnifying Party is required to indemnify any Indemnitee under this Agreement for any loss resulting from an inaccurate representation herein if the Indemnifying Party establishes that the Indemnitee had knowledge of that inaccuracy before the Closing.

9.5          Claims for Indemnification.  If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 9 in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof.  Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification.  The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the applicable periods specified by Section 9.4, shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent (and only to the extent) that such failure adversely affects the right of the Indemnifying Party to assert all reasonable defenses to such claim.  Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the 30 calendar-day period referred to in the next sentence to dispute or deny such claim.  The Indemnifying Party shall have 30 calendar days following its receipt of such notice either (y) to acquiesce in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9 by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection.  If the Indemnifying Party does not object thereto within such 20 calendar-day period, such Indemnifying Party shall be deemed to have acquiesced in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9.

9.6          Defense of Claims. Except as otherwise set forth in the last sentence of this Section 9.6, in connection with any claim which may give rise to indemnity under this Article 9 resulting from or arising out of any claim or Action against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or Action, to the extent that the claim or Action relates only to monetary damages and not the Transferred Assets or the ability to exploit the Transferred Assets, and such Indemnifying Party provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Action is decided adversely.  The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Action, shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof.  If the Indemnifying Party shall have assumed the defense of any claim or Action in accordance with this Section 9.6, the Indemnifying Party shall be authorized to consent to a settlement of or to the entry of any judgment arising from, any such claim or Action, to the extent that the settlement or judgment requires only the payment of monetary damages, includes no injunctive provisions or performance requirements of Indemnitee and includes no admission of guilt or liability.  Or in the alternative, the Indemnifying Party will seek consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed).  If the Indemnifying Party has so elected to assume the defense, each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and, except as provided herein, at its own expense.  Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Action being defended by the Indemnifying Party pursuant to this Section 9.6.  If the Indemnifying Party does not assume the defense of any claim or Action resulting therefrom in accordance with the terms of this Section 9.6, or the Indemnifying Party does not acknowledge to the Indemnitee the Indemnitee’s right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the Parties) or the Indemnifying Party does not provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Action is decided adversely, such Indemnitee may defend against such claim or Action in such manner as it may deem reasonably appropriate at the reasonable cost of the Indemnifying Party.

9.7          Nature of Payments.  Except for payments pursuant to the Parties’ obligations under Sections 9.1(c) and 9.2(c), any payment under Article 9 shall be treated for tax purposes as an adjustment to the Cash Payment to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

9.8          Exclusive Remedy.  After the Closing, and except for claims of fraud, gross negligence, actions taken in bad faith or intentional misrepresentation and except for the specific performance of covenants, where appropriate under Applicable Law, the obligations to indemnify under this Article 9 shall provide the exclusive remedy against a party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any other Transaction Document.

9.9          Acquiring Parties’ Right of Offset. Anything in this Agreement to the contrary notwithstanding, in the event that any Transferor Party is obligated to indemnify any Acquiring Party Indemnitees pursuant to the provisions of this Article 9, the Acquiring Party Indemnitees may (but shall not be obligated to), instead of electing to receive cash payments, elect to set-off and deduct all or a portion of the amount owed to the Acquiring Party Indemnitee by reducing and canceling a number shares of Parent Common Stock comprising the Stock Consideration equal to such amount divided by the Per Share Price; provided, however, that in lieu of the right of set-off being exercised with respect to the Stock Consideration, the Transferor Parties may make payment to the Acquiring Party Indemnitees of all or any portion of such amount owed in cash (by wire transfer of immediately available funds), and such payment shall reduce or eliminate, as the case may be, the Acquiring Parties’ right of set-off against the Stock Consideration on a dollar-for-dollar basis (in Australian dollars).  Upon a reduction and cancellation of shares of Parent Common Stock comprising the Stock Consideration in connection with the exercise by the Acquiring Parties of the right of set-off under this Section 9.9, each of the Transferor Parties agrees to immediately return to Parent certificates representing the Stock Consideration, and Parent will deliver revised stock certificates in substitution thereof reflecting the reduction to the Stock Consideration.  In all other respects the substituted stock certificates shall be identical to the previously outstanding stock certificates and shall carry the same rights that were carried by the previously outstanding stock certificates.  In furtherance of any exercise by the Acquiring Parties of the right of set-off under this Section 9.9, each of the Transferor Parties hereby appoints Parent as their respective attorney-in-fact to take such action as is reasonably necessary to cause the cancellation and the substitution of the certificates representing the Stock Consideration.

9.10        Miscellaneous Indemnity Provisions.  The Indemnifying Parties’ indemnification obligations herein are intended solely for the benefit of the Indemnitees, and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.  Nothing herein shall be deemed to prevent an Indemnitee from making a claim under this Article 9 for potential or contingent claims or demands; provided that the notice of such claim delivered pursuant to Section 9.5 sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

9.11        Property Taxes.  All property taxes and similar ad valorem taxes (“Property Taxes”) levied with respect to the Transferred Assets for any period commencing before and ending after the Closing Date (“Straddle Period”) shall be apportioned between the Acquiror and the Transferors based on the number of days of such Straddle Period included in the portion of the period ending on the Closing Date (“Pre-Closing Tax Period”) and the number of days of such Straddle Period included in the period commencing on the day after the Closing Date (“Post-Closing Tax Period”).  The Transferors shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and the Acquiror shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for such Property Taxes, the Acquiror or the Transferors, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.11 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.

ARTICLE 10
TERMINATION

10.1        Termination Prior to Closing.  Notwithstanding any contrary provisions of this Agreement, the respective obligations of the Parties to consummate the Closing may be terminated and abandoned at any time at or before the Closing only as follows:

(a)           By and at the option of any of the Acquiring Parties if the Closing shall not have occurred by September 30, 2013; provided that none of the Acquiring Parties shall have breached in any material respect their respective obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing;

(b)           By and at the option of any of the Transferor Parties if the Closing shall not have occurred by September 30, 2013, provided that none of the Transferor Parties shall have breached in any material respect their respective obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing;

(c)           At any time, without liability of any party to the others, upon the mutual written consent of the Acquiring Parties and the Transferor Parties; or

(d)           By either the Acquiring Parties (on the one hand) or the Transferor Parties (on the other hand), if any of the Transferor Parties, on the one hand, or any of the Acquiring Parties, on the other hand, has materially breached any representations, warranty, covenant or agreement contained herein (provided that such breach is not the result of any breach of any covenant, representation or warranty by the terminating parties), which breach has not been cured within 30 calendar days following written notice of such breach by the terminating parties, and such breach renders the conditions to the terminating parties’ obligation to close, set forth in Article 6 or Article 7, as the case may be, incapable of being satisfied.

10.2        Effect of Termination.  In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 10.2 and Article 11 which shall survive such termination) and there shall be no liability on the part of the Acquiring Parties or the Transferor Parties, except for damages resulting from any breach by any of the Acquiring Parties or any of the Transferor Parties of this Agreement.

10.3        Failure to Close by September 30, 2013.  If Closing does not occur by September 30, 2013 as a result of a Transferor Party’s breach of any of its obligations under this Agreement which causes a failure of any of the conditions set forth in Article 6 as of such date, then the Deposit must be paid to, or as directed by, Parent no later than 120 days following September 30, 2013.  If Closing does not occur by September 30, 2013 for any reason other than a Transferor

Party’s breach of any of its obligations under this Agreement which causes a failure of any of the conditions set forth in Article 6 as of such date, then the Deposit may be retained by the Transferors.  Notwithstanding anything to the contrary set forth in this Agreement, the Transferors’ right to retain the Deposit shall be deemed liquidated damages for any and all losses or damages suffered or incurred by the Transferor Parties or any other Person in connection with this Agreement and the transactions contemplated hereby and shall be the sole and exclusive remedy of the Transferor Parties and their respective Affiliates against Parent and any of its Affiliates, stockholders, directors, officers, employees, representatives or agents for any loss suffered as a result of any failure of the Closing to occur, and none of Parent or any of its Affiliates, stockholders, directors, officers, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.  The obligations of the Transferor Parties under this Section 10.3 shall be joint and several.

ARTICLE 11
MISCELLANEOUS

11.1        Notices.  All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, PDF or e-mail) and shall be given,

If to an Acquiring Party, to:

SFX Entertainment, Inc.

430 Park Avenue, 6th Floor

New York, NY 10022

Attention:  Mitch Nelson, Esq.

Fax:  (212) 750-3034

With a copy to:

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, NY 10166

Attention:  Dennis J. Block, Esq.

Fax:  (212) 805-5555

If to a Transferor Party, to:

c/o Totem Onelove Group Pty Ltd

1st Floor, 4-6 Duke St

Windsor, VIC 3181

Australia

Fax: +61-3 9529 5613

With a copy to:

Media Arts Lawyers Pty Ltd

633 Queensberry St

North Melbourne, VIC 3051

Australia

Attention: David Vodicka, Esq.

Fax: +61-393296507

11.2        Amendments; No Waivers.  Any provisions of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Acquiring Parties and the Transferor Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3        Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

11.4        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

11.5        Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of Victoria, Australia, without regard to the conflicts of law rules of such state.

11.6        Consent to Jurisdiction; Venue; Service of Process.

(a)           Each Party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the courts of Victoria, Australia for the purpose of any Action among the parties arising in whole or in part under or in connection with this Agreement; (ii) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or any of the other Transaction Documents or the subject matter hereof and thereof may not be enforced in or by such court, and (iii) hereby agrees to commence any such Action only before one of the above-named courts.  Notwithstanding the immediately preceding sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Any disputes hereunder shall be resolved pursuant to binding arbitration in Australia in accordance with the provisions of the International Arbitration Amendment Act 2010 (Cth).  The prevailing party shall be entitled to his or its reasonable attorney’s fees and costs.

(b)           Each Party hereby agrees that service of any process, summons, notice or document by registered mail, return receipt requested, at its address specified pursuant to Section 11.1 shall constitute good and valid service of process in any Action among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Documents, and each Party hereby waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with this Section 11.6(b) does not constitute good and valid service of process.

11.7        Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.  This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other Parties.

11.8        Entire Agreement.  This Agreement, the Transaction Documents and the ancillary agreements related thereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement.

11.9        Titles and Headings; Construction.  The titles and headings to Sections herein and to the Exhibits and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

11.10      Severability.  If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall not for that reason alone be unenforceable or invalid. In such case, the Parties agree to negotiate in good faith to create an enforceable contractual provision to achieve the purpose of the invalid provision. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to Applicable Law and shall be enforced as amended.

11.11      No Third Party Beneficiaries.  Except for the provisions of Article 9 relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Transferors, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

11.12      Specific Performance.  The Transferor Parties acknowledge and agree that the Acquiring Parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any of the Transferor Parties could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Acquiring Parties may be entitled, at law or in equity, they shall be entitled to enforce and provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto caused this Agreement to be duly executed as of the date first written above.

SIGNED by SHELLY FINKEL as authorised representative for SFX ENTERTAINMENT, INC. in the presence of:	) ) ) ) )
/s/ Alyson G. Muldoon
Signature of witness	) ) ) )
ALYSON G. MULDOON		/s/ Shelly Finkel
Name of witness (block letters)	) ) ) ) )	By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of SFX ENTERTAINMENT, INC.

[Signature Page to Asset Contribution Agreement]

SIGNED by JAMES BEATTY as authorised representative for SFX-TOTEM OPERATING PTY LTD in the presence of:	) ) ) ) )
/s/ Timothy William Lindell Knight
Signature of witness	) ) ) )
TIMOTHY WILLIAM LINDELL KNIGHT		/s/ James Beatty
Name of witness (block letters)	) ) ) ) )	By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of SFX-TOTEM OPERATING PTY LTD

[Signature Page to Asset Contribution Agreement]

SIGNED by DROR EREZ as authorised representative for TOTEM ONELOVE GROUP PTY LTD in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) ) )
Marcus Walkom		/s/ Dror Erez
Name of witness (block letters)	) ) ) ) )	By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of TOTEM ONELOVE GROUP PTY LTD

[Signature Page to Asset Contribution Agreement]

SIGNED by RICHARD MARK MCNEILL as authorised representative for TOTEM ONELOVE GROUP PTY LTD in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) ) )
Marcus Walkom		/s/ Richard Mark McNeill
Name of witness (block letters)	) ) ) ) )	By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of TOTEM ONELOVE GROUP PTY LTD

[Signature Page to Asset Contribution Agreement]

SIGNED by RICHARD MARK MCNEILL as authorised representative for TOTEM INDUSTRIES PTY LTD in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) ) )
Marcus Walkom		/s/ Richard Mark McNeill
Name of witness (block letters)	) ) ) ) )	By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of TOTEM INDUSTRIES PTY LTD

[Signature Page to Asset Contribution Agreement]

SIGNED by FRANCESCO COTELA as authorised representative for ARTISTS ALLIANCE AUSTRALASIA PTY LTD (IN ITS CAPACITY AS TRUSTEE OF THE F COTELA FAMILY TRUST) in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) ) )
Marcus Walkom		/s/ Francesco Cotela
Name of witness (block letters)	) ) ) ) )

By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of
ARTISTS ALLIANCE AUSTRALASIA PTY LTD (IN ITS CAPACITY AS TRUSTEE OF THE F COTELA FAMILY TRUST)

[Signature Page to Asset Contribution Agreement]

SIGNED by RICHARD MARK MCNEILL as authorised representative for BEGGARS CANYON INVESTMENTS PTY LTD (IN ITS CAPACITY AS TRUSTEE OF THE SKYWALKER FAMILY TRUST) in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) ) )
Marcus Walkom		/s/ Richard Mark McNeill
Name of witness (block letters)	) ) ) ) )

By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of
BEGGARS CANYON INVESTMENTS PTY LTD (IN ITS CAPACITY AS TRUSTEE OF THE SKYWALKER FAMILY TRUST)

[Signature Page to Asset Contribution Agreement]

SIGNED by DROR EREZ as authorised representative for DEYSON PTY LTD (IN ITS CAPACITY AS TRUSTEE OF THE DEYSON TRUST) in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) ) )
Marcus Walkom		/s/ Dror Erez
Name of witness (block letters)	) ) ) ) )	By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of DEYSON PTY LTD (IN ITS CAPACITY AS TRUSTEE OF THE DEYSON TRUST)

[Signature Page to Asset Contribution Agreement]

SIGNED by SIMON GREGORY COYLE as authorised representative for SELLMARK INTERNATIONAL PTY LTD (IN ITS CAPACITY AS TRUSTEE OF THE ROBOT SAMBA TRUST) in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) ) )
Marcus Walkom		/s/ Simon Gregory Coyle
Name of witness (block letters)	) ) ) ) )

By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of
SELLMARK INTERNATIONAL PTY LTD (IN ITS CAPACITY AS TRUSTEE OF THE ROBOT SAMBA TRUST)

[Signature Page to Asset Contribution Agreement]

SIGNED by PETER JOHN RAFTOPOULOS (IN HIS CAPACITY AS TRUSTEE OF THE RAFF FAMILY TRUST) in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) ) )
Marcus Walkom		/s/ Peter John Raftopoulos
Name of witness (block letters)	) ) )	Signature of PETER JOHN RAFTOPOULOS

[Signature Page to Asset Contribution Agreement]

SIGNED by FRANCESCO COTELA (IN HIS PERSONAL CAPACITY) in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) ) )
Marcus Walkom		/s/ Francesco Cotela
Name of witness (block letters))		Signature of FRANCESCO COTELA

[Signature Page to Asset Contribution Agreement]

SIGNED by SIMON GREGORY COYLE (IN HIS PERSONAL CAPACITY) in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) ) )
Marcus Walkom		/s/ Simon Gregory Coyle
Name of witness (block letters))		Signature of SIMON GREGORY COYLE

[Signature Page to Asset Contribution Agreement]

SIGNED by DROR EREZ (IN HIS PERSONAL CAPACITY) in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) ) )
Marcus Walkom		/s/ Dror Erez
Name of witness (block letters))		Signature of DROR EREZ

[Signature Page to Asset Contribution Agreement]

SIGNED by RICHARD MARK MCNEILL (IN HIS PERSONAL CAPACITY) in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) ) )
Marcus Walkom		/s/ Richard Mark McNeill
Name of witness (block letters))		Signature of RICHARD MARK MCNEILL

[Signature Page to Asset Contribution Agreement]

SIGNED by PETER JOHN RAFTOPOULOS (IN HIS PERSONAL CAPACITY) in the presence of:	) ) ) ) )
/s/ Marcus Walkom
Signature of witness	) ) )	/s/ Peter John Raftopoulos
Marcus Walkom	)	Signature of PETER JOHN RAFTOPOULOS
Name of witness (block letters))

[Signature Page to Asset Contribution Agreement]